  As filed with the Securities and Exchange Commission on September 8, 1995
                                             Registration No. 33-_____________

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -------------------
                                   FORM S-3

           Registration Statement Under The Securities Act of 1933

                               -------------------
                           HEALTHSOUTH Corporation
            (Exact Name of Registrant as Specified in its Charter)

                               -------------------


           Delaware                                63-0860407
(State or Other Jurisdiction of         (I.R.S. Employer Identification
Incorporation or Organization)                       Number)

               Two Perimeter Park South, Birmingham, Alabama 35243
                                 (205) 967-7116

               (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                               RICHARD M. SCRUSHY

                            Chairman of the Board and
                             Chief Executive Officer
                             HEALTHSOUTH Corporation

                            Two Perimeter Park South
                            Birmingham, Alabama 35243

                                 (205) 967-7116

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                    Copies to:

                               -------------------

J. BROOKE JOHNSTON, JR., ESQ            WILLIAM W. HORTON, ESQ.                NATHANIEL M. CARTMELL III, ESQ.
BEALL D. GARY, JR., ESQ.                Group Vice President--Legal Services   KAREN A. DEMPSEY, ESQ.
Haskell Slaughter Young & Johnston,     HEALTHSOUTH Corporation                J. KEITH BIANCAMANO, ESQ.
Professional Association                Two Perimeter Park South               Pillsbury Madison & Sutro
1200 AmSouth/Harbert Plaza              Birmingham, Alabama 35243              Post Office Box 7880
1901 Sixth Avenue North                                                        San Francisco, California 94120
Birmingham, Alabama 35203

                               -------------------

          Approximate date of commencement of proposed sale to public:
 As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.[]

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

 -----------------------------------------------------------------------------


=================================================================================================================
                                                          Proposed Maximum Proposed Maximum      Amount of
Title of Each Class of Security to be    Amount to be     Offering Price   Aggregate Offering    Registration
Registered.............................  registered (1)   Per Share (2)    Price (2)             Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   12,650,000 shares  $22.875        $289,368,750          $99,783
=================================================================================================================

(1) Includes 1,650,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on September 7, 1995.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1995

P R O S P E C T U S

                                11,000,000 Shares
                             HEALTHSOUTH Corporation
                                  Common Stock
                                  ------------
   All of the shares of Common Stock (the "Common Stock") offered hereby are being sold by HEALTHSOUTH Corporation (the "Company"). The Common Stock is listed on the New York Stock Exchange under the symbol HRC. On September 6, 1995, the last sale price for the Common Stock, as reported on the New York Stock Exchange, was $23.125 per share.

      See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the shares of
                          Common Stock offered hereby.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                             Underwriting
               Price to      Discounts and     Proceeds to
               Public        Commissions (1)   Company (2)
------------------------------------------------------------------------------
Per Share  ..  $             $                 $
------------------------------------------------------------------------------
Total (3)  ..  $             $                 $
==============================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting expenses of the offering payable by the Company, estimated at $500,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,650,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $____, $____ and $____ , respectively.

                                   ----------

   The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock will be available for delivery on or about ________, 1995, at the office of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

                                   ----------

Smith Barney Inc.
                             Merrill Lynch & Co.
                                                          Morgan Stanley & Co.
                                                                  Incorporated

___________ , 1995

                           HEALTHSOUTH Corporation



                             [MAP LOGO APPEARS HERE]
               (MAP REPRESENTS LOCATIONS OF HEALTHSOUTH FACILITIES
                         THROUGHOUT THE UNITED STATES)






                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the Public Reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and should be available for inspection and copying at the Regional Offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York, 560 Wilshire Boulevard, 11th Floor, Los Angeles, California, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed and traded on the New York Stock Exchange (Symbol: HRC). Such reports, proxy statements and other information can also be inspected at the office of such Exchange, 20 Broad Street, New York, New York.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus and in the documents incorporated by reference herein. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' option to purchase up to 1,650,000 additional shares of Common Stock to cover over-allotments, if any. All financial information has been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

                                 The Company

   HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled the Company to secure contracts with national and regional managed care payors. HEALTHSOUTH has over 500 patient care locations in 38 states, the District of Columbia and Ontario, Canada.

   In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by the Company can save money for payors and employers.

   HEALTHSOUTH operates the third largest network of free-standing outpatient surgery centers in the United States. The Company's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, the Company believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 95% of the Company's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

   Over the last two years, the Company has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company believes that these acquisitions complement its historical operations and enhance its market position. The Company believes that its expansion into the outpatient surgery business provides the Company with a platform for future growth. In addition, since the facilities acquired had very limited contractual relationships with payors, managed care providers, employers and others, the Company plans to expand its existing payor relationships to include these facilities.

   HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors for outpatient and rehabilitative healthcare services. HEALTHSOUTH's strategy is based upon four primary elements: (i) the implementation of the Company's integrated service model in appropriate markets;
(ii) successful marketing of the Company's services to managed care organizations and other payors; (iii) the provision of cost-effective healthcare services; and (iv) the expansion of the Company's national network.

                                  The Offering

    Common Stock Offered........... 11,000,000 shares

    Common Stock to be Outstanding
       after the Offering.......... 91,516,441 shares (1)

    Use of Proceeds............... The Company intends to repay indebtedness outstanding under its existing bank credit facility.

    NYSE Symbol................... HRC

                  Summary Consolidated Financial Information
           (In thousands, except for per share and operating data)

                                                                                               Six Months Ended
                                                 Year Ended December 31,                           June 30,
                               ----------------------------------------------------------    --------------------
                                 1990        1991        1992        1993          1994        1994        1995
                               --------    --------    --------    --------    ----------    --------    --------
Income Statement Data:
Revenues ....................  $207,390    $277,655    $501,046    $656,329    $1,236,190    $584,183    $716,949
Net income...................    14,425      25,671      34,929      17,197        49,961      29,226      17,777
Net income per common and
common equivalent
share--assuming full
dilution (2) ................  $   0.32    $   0.43    $   0.47    $   0.22    $     0.59    $   0.35    $   0.20
Other Data:
EBITDA (3)...................  $ 46,953    $ 66,147    $100,495    $ 99,290    $  242,632    $115,263    $132,531
Data before non-recurring
expenses: (4)

EBITDA.......................    46,953      66,147     104,160     147,965       264,152     118,660     172,917
Income ......................    14,425      25,671      37,308      45,935        62,720      31,281      42,817
Income per common
share--assuming full
dilution(2)..................  $   0.32    $   0.43    $   0.50    $   0.59    $     0.73    $   0.37    $   0.48
Operating Data at Period
End: (5) ....................
Outpatient rehabilitation
locations....................                               126         171           238         199         318
Inpatient facilities.........                                26          43            71          66          82
Surgery centers..............                                20          28            36          32          43

                                                                                           June 30, 1995
                                                                                       ---------------------
                                                                                       Actual  As Adjusted(6)
                                                                                       ---------  ----------
Balance Sheet Data:
Cash and marketable securities                                                        $   75,915  $   75,915
Working capital ...............                                                          285,146     285,146
Total assets ..................                                                        2,063,049   2,063,049
Long-term debt (7) ............                                                        1,357,299   1,112,323
Stockholders' equity ..........                                                          518,132     763,108

(1) Outstanding shares do not include (a) a total of 14,589,830 shares of Common Stock reserved for issuance pursuant to the exercise of options outstanding under the Company's stock option plans, (b) 6,112,956 shares reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2001, and (c) 1,777,778 shares to be issued in connection with the pending acquisition of Sutter Surgery Centers, Inc.

(2) Fully diluted earnings per share in 1990 and 1991 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7 3/4 % Convertible Subordinated Debentures due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully diluted earnings per share in 1994 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001.

(3) EBITDA represents earnings before interest expense, income taxes, minority interests, depreciation and amortization.

(4) Non-recurring expenses include merger expenses, losses on impairment of assets, loss on abandonment of computer project, acquisition-related expenses, terminated merger expense and the gain on sale of partnership interest. See Notes 2, 10, 14 and 16 of "Notes to Consolidated Financial Statements" for the years ended December 31, 1992, 1993 and 1994, Notes 4 and 8 of "Notes to Consolidated Financial Statements" for the six month periods ended June 30, 1994 and 1995, and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(5) Comparable data is not available for periods prior to 1992 as a result of the Company's recent pooling-of-interests acquisitions.

(6) Adjusted to reflect the sale of 11,000,000 shares by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds".

(7) Includes current portion of long-term debt.

                                 THE COMPANY

   The Company was organized in 1984 as a Delaware corporation. Its principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243. Its telephone number at that address is (205) 967-7116. As used in this Prospectus, except as otherwise specified or when the context otherwise requires, references to "HEALTHSOUTH" and the "Company" include HEALTHSOUTH Corporation and its consolidated subsidiaries and affiliates.

                             RECENT DEVELOPMENTS

   On August 23, 1995, the Company signed a definitive agreement to acquire Sutter Surgery Centers, Inc. ("SSCI"). Under the agreement, SSCI stockholders will receive an aggregate of 1,777,778 shares of HEALTHSOUTH Common Stock, subject to adjustment in certain circumstances, which equated to a transaction value of approximately $38,000,000 at the time the agreement was signed. The transaction is subject to certain regulatory and governmental approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction, which is expected to be accounted for as a pooling of interests, is expected to close during the fourth quarter of 1995. SSCI is a privately-held operator of 12 ambulatory surgery centers located in California, Arizona and Utah.

                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following should be considered carefully before making an investment in the Common Stock offered hereby.

   Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company. The Company is also subject to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral. See "Business -- Regulation".

                               USE OF PROCEEDS

   The net proceeds from the sale of shares of Common Stock offered hereby are estimated to be $244,976,000 ($281,797,400 if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $23.125 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.

   The Company intends to use all of such net proceeds to reduce the indebtedness outstanding under the Company's $1,000,000,000 revolving bank credit facility. As a result of the application of net proceeds as set forth above, the Company's LIBOR-based interest rate will decrease by at least 25 basis points. See Note 7 of "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources" for a description of the interest rate and other terms of the Company's $1,000,000,000 revolving bank credit facility. Until utilized for the above purpose, the net proceeds of this Offering will be invested in short-term investment grade interest-bearing securities.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at June 30, 1995, and as adjusted to give effect to the sale by the Company of the 11,000,000 shares of Common Stock offered hereby at an assumed price of $23.125 per share, and the application of the estimated net proceeds therefrom (after deducting the estimated underwriting discount and expenses of the offering). See "Use of Proceeds".


                                                                            June 30, 1995
                                                                      -----------------------
                                                                        Actual     As Adjusted
                                                                      ----------   ----------
                                                                           (In thousands)

Current portion of long-term debt (1) ..............................  $   16,750   $   16,750
                                                                      ==========   ==========
Long-term debt (net of current portion) (1):
Notes payable ......................................................  $  895,000   $  650,024
Other ..............................................................      80,549       80,549
9.5% Senior Subordinated Notes due 2001 ............................     250,000      250,000
5.0% Convertible Subordinated Debentures due 2001 ..................     115,000      115,000
                                                                      ----------   ----------
Total long-term debt ...............................................   1,340,549    1,095,573
Stockholders' equity:
Preferred stock, $.10 par value, 1,500,000 shares authorized;
issued and outstanding--none........................................          --           --
Common stock, $.01 par value, 150,000,000 shares authorized;
issued-- 80,128,000 shares,  91,128,000 shares issued as adjusted (2)        801          911
Additional paid-in capital .........................................     381,743      626,609
Retained earnings ..................................................     151,797      151,797
Treasury stock .....................................................        (323)        (323)
Receivable from Employee Stock Ownership Plan ......................     (15,886)     (15,886)
                                                                      ----------   ----------
Total stockholders' equity .........................................     518,132      763,108
                                                                      ----------   ----------
Total capitalization ...............................................  $1,858,681   $1,858,681
                                                                      ==========   ==========

(1) See Note 7 of "Notes to Consolidated Financial Statements".

(2) Outstanding shares do not include (a) a total of 14,589,830 shares of Common Stock reserved for issuance pursuant to the exercise of options outstanding under the Company's stock option plans, (b) 6,112,956 shares reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2001, and (c) 1,777,778 shares to be issued in connection with the acquisition of SSCI. See Note 8 of "Notes to Consolidated Financial Statements".

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The consolidated income statement data set forth below for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the consolidated balance sheet data at December 31, 1990, 1991, 1992, 1993 and 1994 are derived from consolidated financial statements audited by the Company's independent auditors. The data for the six months ended June 30, 1994 and 1995 and at June 30, 1995 are derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company, the consolidated income statement data for the six months ended June 30, 1994 and 1995, and the consolidated balance sheet data at June 30, 1995, reflect all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of results of interim periods. Operating results for the six months ended June 30, 1995, are not necessarily indicative of results for the full fiscal year or for any future interim period. The consolidated income statement data set forth below for the years ended December 31, 1992, 1993 and 1994 and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 are qualified by reference to the audited consolidated financial statements included elsewhere herein. The consolidated income statement data set forth below for the six months ended June 30, 1994 and 1995 and the consolidated balance sheet data at June 30, 1995 are qualified by reference to the unaudited consolidated financial statements included elsewhere herein. The financial information for all periods set forth below has been restated to reflect the acquisition of ReLife, Inc. ("ReLife") in December 1994 and the acquisition of Surgical Health Corporation ("SHC") in June 1995, each of which has been accounted for as a pooling of interests.


                                                                                                              Six Months Ended
                                                               Year Ended December 31,                            June 30,
                                             ----------------------------------------------------------    --------------------
                                               1990        1991        1992        1993         1994          1994      1995
                                             --------    --------    --------    --------    ----------    ----------- --------
                                                         (In thousands, except per share data)              (unaudited)
Income Data Statement:
Revenues ..................................  $207,390    $277,655    $501,046    $656,329    $1,236,190    $   584,183 $716,949
Operating expenses:
Operating units ...........................   151,970     200,350     372,169     471,778       906,712        437,643  513,038
Corporate general and administrative  .....     7,025      10,901      16,878      24,329        45,895         19,191   19,645
Provision for doubtful accounts............     5,608       6,092      13,254      16,181        23,739         10,287   14,119
Depreciation and amortization .............    11,388      15,115      29,834      46,224        86,678         36,962   55,663
Interest expense...........................    12,058      10,507      12,623      18,495        65,286         26,980   44,292
Interest income............................    (4,166)     (5,835)     (5,415)     (3,924)       (4,308)        (1,598)  (2,770)
Merger expense (1) ........................        --          --          --         333         6,520          3,397   29,194
Loss on impairment of assets (2) ..........        --          --          --          --        10,500             --   11,192
Loss on abandonment of computer project (2)        --          --          --          --         4,500             --       --
NME Selected Hospitals Acquisition related
expense (2) ...............................        --          --          --      49,742            --             --       --
Terminated merger expense (2) .............        --          --       3,665          --            --             --       --
Gain on sale of partnership interest  .....        --          --          --      (1,400)           --             --       --
                                             --------    --------    --------    --------    ----------    ----------- --------
                                              183,883     237,130     443,008     621,758     1,145,522        532,862  684,373
                                             --------    --------    --------    --------    ----------    ----------- --------
Income before income taxes and minority
interests..................................    23,507      40,525      58,038      34,571        90,668         51,321   32,576
Provision for income taxes ................     8,153      13,582      18,864      11,930        34,305         19,104   10,895
                                             --------    --------    --------    --------    ----------    ----------- --------
Income before minority interests...........    15,354      26,943      39,174      22,641        56,363         32,217   21,681
Minority interests.........................       929       1,272       4,245       5,444         6,402          2,991    3,904
                                             --------    --------    --------    --------    ----------    ----------- --------
Net income ................................  $ 14,425    $ 25,671    $ 34,929    $ 17,197    $   49,961    $    29,226 $ 17,777
                                             ========    ========    ========    ========    ==========    =========== ========
Weighted average common and common
equivalent shares outstanding..............    41,337      57,390      74,214      77,709        84,687         83,974   87,246
                                             ========    ========    ========    ========    ==========    =========== ========
Net income per common and common
equivalent share (3) ......................  $   0.35    $   0.45    $   0.47    $   0.22    $     0.59    $      0.35 $   0.20
                                             ========    ========    ========    ========    ==========    =========== ========
Net income per common share--assuming full
dilution (3)(4) ...........................  $   0.32    $   0.43    $   0.47    $   0.22    $     0.59    $      0.35 $   0.20
                                             ========    ========    ========    ========    ==========    =========== ========


                                                      December 31,                             June 30,
                                ------------------------------------------------------
                                   1990     1991       1992        1993        1994              1995
                                --------- --------   --------   ----------  ----------        ----------
Balance Sheet Data:
Cash and marketable
securities ...................  $  74,774 $126,508   $111,524   $   89,999  $   85,363        $   75,915
Working capital...............    114,761  184,729    204,065      211,063     231,327           285,146
Total assets..................    321,383  503,797    795,367    1,444,418   1,736,336         2,063,049
Long-term debt (5)............    157,585  171,275    338,000      888,181   1,034,394         1,357,299
Stockholders' equity..........    132,009  299,097    386,244      418,298     489,920           518,132

(1) Expenses related to SHC's Ballas merger in 1993, the ReLife and Heritage Acquisitions in 1994 and the SHC Acquisition and NovaCare Rehabilitation Hospitals Acquisition in 1995.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements".

(3) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(4) Fully-diluted earnings per share in 1990 and 1991 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7-3/4 % Convertible Subordinated Debentures due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully diluted earnings per share in 1994 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001.

(5) Includes current portion of long-term debt.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

General

   The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including certain factors related to recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

   The Company completed the following acquisitions over the last two years:

   o On December 31, 1993, HEALTHSOUTH acquired substantially all of the assets of the rehabilitation services division of National Medical Enterprises, Inc. (the "NME Selected Hospitals Acquisition"). The purchase price was approximately $315,000,000, plus net working capital. The Company acquired 28 inpatient rehabilitation facilities, with an aggregate of 2,296 licensed beds, and 45 outpatient rehabilitation centers.

   o On December 29, 1994, HEALTHSOUTH acquired ReLife, Inc. (the "ReLife Acquisition"). A total of 11,025,290 shares of HEALTHSOUTH Common Stock were issued in the transaction, representing a value of $180,000,000 at the time of the acquisition. At that time, ReLife operated 31 inpatient facilities with an aggregate of 1,102 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility, and also provided outpatient rehabilitation services at 12 centers.

   o On May 19, 1995, HEALTHSOUTH purchased the operations of the rehabilitation hospital division of NovaCare, Inc. (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $235,000,000. The NovaCare Rehabilitation Hospitals consisted of 11 rehabilitation hospitals in seven states, 12 other facilities and two Certificates of Need.

   o On June 13, 1995, HEALTHSOUTH acquired Surgical Health Corporation (the "SHC Acquisition"). A total of 8,531,480 shares of HEALTHSOUTH Common Stock were issued in the transaction, representing a value of $155,000,000 at the time of the acquisition. The Company also purchased SHC's $75,000,000 aggregate principal amount of 11.5% Senior Subordinated Notes due 2004 for an aggregate consideration of approximately $86,000,000. At that time, SHC operated a network of 36 free-standing surgery centers in 11 states, and five mobile lithotripsy units.

   The NME Selected Hospitals Acquisition and the NovaCare Rehabilitation Hospitals Acquisition each were accounted for under the purchase method of accounting and, accordingly, such operations are included in the Company's consolidated financial information from their respective dates of acquisition. The ReLife Acquisition and the SHC Acquisition were each accounted for as a pooling of interests and, unless otherwise indicated, all amounts shown in the following discussion have been restated to reflect such acquisitions. The results of operations of SHC in turn reflect SHC's acquisition of Heritage Surgical Corporation (the "Heritage Acquisition"), which also was accounted for as a pooling of interests.

   The Company determines the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal terms of partnerships where applicable. The Company utilizes independent appraisers and relies on its own management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows.

   Governmental, commercial and private payors have increasingly recognized the need to contain their costs for healthcare services. These payors, accordingly, are turning to closer monitoring of services, prior authorization requirements, utilization review and increased utilization of outpatient services. During the periods discussed below, the Company has experienced an increased effort by these payors to contain costs through negotiated discount pricing. The Company views these efforts as an opportunity to demonstrate the effectiveness of its clinical programs and its ability to provide its rehabilitative healthcare services efficiently. The Company has entered into a number of contracts with payors to provide services and has realized an increased volume of patients as a result.

   The Company's revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors
(primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. Management determines allowances for doubtful accounts and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts estimated by management to be collectible. The Company, in many cases, operates more than one site in a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets.

Results of Operations of the Company

 Six-Month Periods Ended June 30, 1995 and 1994

   The Company operated 318 outpatient rehabilitation locations (excluding outpatient satellites of inpatient facilities) at June 30, 1995, compared to 199 outpatient rehabilitation locations at June 30, 1994. In addition, the Company operated 77 inpatient rehabilitation facilities, five medical centers and 43 surgery centers at June 30, 1995, compared with 61 inpatient facilities, five medical centers and 32 surgery centers at June 30, 1994.

   The Company's operations generated revenues of $716,949,000 for the six months ended June 30, 1995, an increase of $132,766,000, or 22.7%, as compared to the same period in 1994. The increase in revenues is primarily attributable to increases in patient volume and the completion of the NovaCare Rehabilitation Hospitals Acquisition, which was effective April 1, 1995, and the addition of new outpatient centers. Same store revenues for the the period ended June 30, 1995 were $639,443,000, an increase of $55,260,000, or 9.5%, as compared to the same period in 1994. New store revenues were $77,506,000. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 41.1% and 2.3% of revenue for the first six months of 1995, compared to 41.3% and 3.4% for the same period in 1994. Revenues from any other single third-party payor were not significant in relation to the Company's revenues. During the first six months of 1995, same store outpatient visits, inpatient days and surgical cases increased 24.1%, 6.4% and 14.1%, respectively. Revenue per outpatient visit for the same store operations decreased by 1.5%, while revenue per inpatient day and revenue per surgical case for the same store operations increased by 0.3% and 0.7%, respectively.

   Operating expenses, at the operating unit level, were $513,038,000, or 71.6% of revenues, for the six months ended June 30, 1995, as compared to $437,643,000, or 74.9% of revenues, for the first six months of 1994. Same store operating expenses were $456,608,000, or 71.4% of comparable revenue. New store operating expenses were $56,430,000, or 72.8% of comparable revenue. Corporate general and administrative expenses increased from $19,191,000 during the first six months of 1994 to $19,645,000 during the first six months of 1995. As a percentage of revenues, corporate general and administrative expenses decreased from 3.3% in the 1994 period to 2.7% in the 1995 period. The provision for doubtful accounts was $14,119,000, or 2.0% of revenues, for the first six months of 1995, compared to $10,287,000, or 1.8% of revenues, for the same period in 1994. Management believes that this provision is adequate to cover any uncollectible revenues.

   Depreciation and amortization expense was $55,663,000 for the six-month period ended June 30, 1995, compared to $36,962,000 for the same period in 1994. The increase represents the investment in additional assets by the Company. Interest expense was $44,292,000 for the six-month period ended June 30, 1995, compared to $26,980,000 for the six-month period ended June 30, 1994. The increase in interest expense corresponds to the increase in long-term debt by the Company. For the first six months of 1995, interest income was $2,770,000, compared to $1,598,000 for the first six months of 1994.

   As a result of the NovaCare Rehabilitation Hospitals Aquisition and the SHC Acquisition, the Company recognized $29,194,000 in merger costs during the second quarter of 1995. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs and expenses related to the SHC Bond Tender Offer (see "Liquidity and Capital Resources") totaled $14,606,000. Accruals for employee separations were approximately $1,188,000. In addition, the Company has provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation. The consolidation is applicable in a market where the Company's existing services overlap with those of an acquired facility.

   During the second quarter of 1995, the Company recognized an $11,192,000 loss on impairment of assets. The impaired assets relate to six SHC facilities in which the projected undiscounted cash flows did not support the book value of the long-lived assets of such facilities.

   Income before minority interests and income taxes and non-recurring expenses for the first six months of 1995 was $72,962,000, compared to $54,718,000 for the same period in 1994. Income before minority interests and income taxes for the first six months of 1995 was $32,576,000. Minority interests decreased income before income taxes by $3,904,000 for the six month period ended June 30, 1995, compared to decreasing income before income taxes by $2,991,000 for the same period of 1994. The provision for income taxes (excluding non-recurring expenses) for the first six months of 1995 was $26,242,000, compared to $20,446,000 for the same period in 1994, resulting in effective tax rates of 38.0% and 39.5%, respectively. The provision for income taxes (including non-recurring expenses) for the first six months of 1995 was $10,895,000, resulting in an effective tax rate of 38.0%. Income (excluding non-recurring expenses and related income tax benefits) for the first six months of 1995 was $42,817,000, compared to $31,281,000 for the same period in 1994. Net income for the six months ended June 30, 1995 (including non-recurring expenses) was $17,777,000, compared to $29,226,000 for the same period in 1994.

 Twelve-Month Periods Ended December 31, 1994 and 1993

   The Company operated 238 outpatient rehabilitation locations (excluding outpatient satellites of inpatient facilities) at December 31, 1994, compared to 171 outpatient rehabilitation locations at December 31, 1993. In addition, the Company operated 66 inpatient facilities, 36 surgery centers and five medical centers at December 31, 1994, compared to 39 inpatient facilities, 28 surgery centers and four medical centers at December 31, 1993.

   The Company's operations generated revenues of $1,236,190,000 in 1994, an increase of $579,861,000, or 88.3%, as compared to 1993 revenues. Same store revenues for the twelve months ended December 31, 1994 were $746,709,000, an increase of $90,380,000, or 13.8%, as compared to the same period in 1993. New store revenues for 1994 were $489,481,000. New store revenues primarily reflect the 28 inpatient rehabilitation facilities and 45 associated outpatient rehabilitation locations associated with the NME Selected Hospitals Acquisition. The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 41.0% and 3.2% of total revenues for 1994, compared to 30.6% and 1.0% of total revenues for 1993. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. The increase in Medicare revenues is primarily attributable to the NME Selected Hospitals Acquisition, since the acquired facilities had a greater proportion of Medicare patients than the Company's historical experience in its existing facilities. During 1994, same store outpatient visits, inpatient days and surgery center cases increased 21.8%, 23.0% and 5.0%, respectively. Revenue per outpatient visit and revenue per inpatient day for the same store operations decreased by 7.8% and 8.4%, respectively, while revenue per surgery case increased by 0.9%. These decreases were offset by increased volume from managed care and national accounts and by control of expenses.

   Operating expenses, at the operating unit level, were $906,712,000, or 73.3% of revenues, for 1994, compared to 71.9% of revenues for 1993. This change was due to the decrease in revenue per visit and revenue per inpatient day described above. Same store operating expenses for 1994 were $563,915,000, or 75.5% of related revenues. New store operating expenses were $342,797,000, or 70.0% of related revenues. Corporate general and administrative expenses increased from $24,329,000 in 1993 to $45,895,000 in 1994. As a percentage of revenues, corporate general and administrative expenses remained at 3.7% in 1993 and 1994. Total operating expenses were $952,607,000, or 77.1% of revenues, for 1994, compared to $496,107,000, or 75.6% of revenues, for 1993. The provision for doubtful accounts was $23,739,000, or 1.9% of revenues, for 1994, compared to $16,181,000, or 2.5% of revenues, for 1993.

   Depreciation and amortization expense was $86,678,000 for 1994, compared to $46,224,000 for 1993. The increase represents the investment in additional assets by the Company. Interest expense increased to $65,286,000 in 1994, compared to $18,495,000 for 1993, primarily because of the increased borrowings during the year under the Company's revolving line of credit, the issuance of $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 and the issuance of $115,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001. For 1994, interest income was $4,308,000, compared to $3,924,000 for 1993. The increase in interest income is primarily attributable to the increase in interest rates.

   During 1994, the Company began implementation of the plan of consolidation related to the NME Selected Hospitals Acquisition. The $3,338,000 accrual for costs related to employee separations and relocations was reduced by approximately $758,000. A total of 208 employees were affected during 1994. In addition, assets with a net book value $17,911,000 were written off against the $39,000,000 provided for the plan of consolidation. Finally, the Company wrote off all of the $7,700,000 in capitalized development projects. The Company will complete the plan of consolidation during 1995. It is management's opinion that the remaining accrual of $23,669,000 is adequate to complete the plan.

   Merger costs in 1994 of $6,520,000 represent costs incurred or accrued in connection with completing the ReLife Acquisition ($2,949,000) and the Heritage Acquisition ($3,571,000).

   During 1994, the Company recognized a $10,500,000 loss on impairment of assets. This amount relates to the termination of a ReLife management contract and a permanently damaged ReLife facility. The Company determined not to attempt to reopen such damaged facility because, under its existing licensure, the facility was not consistent with the Company's plans. Also during 1994, the Company recognized a $4,500,000 loss on abandonment of a ReLife computer project.

   Income before minority interests and income taxes for 1994 was $90,668,000, compared to $34,571,000 for 1993. Minority interests reduced income before income taxes by $6,402,000, compared to $5,444,000 for 1993. The provision for income taxes for 1994 was $34,305,000, compared to $11,930,000 for 1993, resulting in effective tax rate of 40.7% for 1994 and 41.0% for 1993. Net income for 1994 was $49,961,000.

 Twelve-Month Periods Ended December 31, 1993 and 1992

   The Company operated 171 outpatient rehabilitation locations (excluding outpatient satellites of inpatient facilities) at December 31, 1993, compared to 126 outpatient rehabilitation locations at December 31, 1992. In addition, the Company operated 39 inpatient facilities, 28 surgery centers and four medical centers at December 31, 1993, compared to 22 inpatient facilities, 20 surgery centers and four medical centers at December 31, 1992. In 1993, the Company opened the Vanderbilt Stallworth Rehabilitation Hospital in Nashville, Tennessee, and acquired 13 inpatient facilities from Rebound, Inc. The foregoing information does not give effect to the facilities acquired effective December 31, 1993 in the NME Selected Hospitals Acquisition.

   The Company's operations generated revenues of $656,329,000 in 1993, an increase of $155,283,000, or 31.0%, as compared to 1992 revenues. Same store revenues for the twelve months ended December 31, 1993 were $583,251,000, an increase of $82,205,000, or 16.4%, as compared to the same period in 1992. New store revenues for 1993 were $73,078,000. The increase in revenues is primarily attributable to increases in patient volume and the addition of 45 outpatient rehabilitation locations and 13 inpatient locations. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 30.6% and 1.0% of revenues for 1993, compared to 29.3% and 1.3% of revenues for 1992. Revenues from any other single third-party payor were not significant in relation to the Company's revenues. During 1993, same store outpatient visits, inpatient days and surgical cases increased 19.9%, 8.2% and 13.0%, respectively. Revenue per outpatient visit, revenue per inpatient day and revenue per surgical case for same store operations increased by 0.6%, 6.3% and 6.1%, respectively.

   Operating expenses, at the operating unit level, were $471,778,000, or 71.9% of revenues, for 1993, compared to 74.3% of revenues for 1992. Same store operating expenses for 1993 were $420,093,000, or 72.0% of related revenues. New store operating expenses were $51,685,000, or 70.7% of related revenues. The decrease in operating expenses as a percentage of revenues is primarily attributable to increased patient volume and controlled expenses. Corporate general and administrative expenses increased from $16,878,000 in 1992 to
$24,329,000  in  1993.  As a  percentage  of  revenues,  corporate  general  and administrative expense increased from 3.4% in 1992 to 3.7% in 1993. Total operating expenses were $496,107,000, or 75.6% of revenues, for 1993, compared to $389,047,000, or 77.6% of revenues, for 1992. The provision for doubtful accounts was $16,181,000, or 2.5% of revenues, for 1993, compared to $13,254,000, or 2.6% of revenues, for 1992.

   Depreciation and amortization expense was $46,224,000 for 1993, compared to $29,834,000 for 1992. The increase represents the investment in additional assets by the Company. Interest expense increased to $18,495,000 in 1993 compared to $12,623,000 for 1992 primarily because of the increased borrowings during the year under the Company's revolving line of credit. For 1993, interest income was $3,924,000, compared to $5,415,000 for 1992. The reduction in interest income was primarily attributable to the reduction in rates received on invested funds and a decrease in the cash balance.

   As a result of the NME Selected Hospitals Acquisition, the Company recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. By recognizing this expense, the Company accrued approximately $3,338,000 for costs related to certain employee separations and relocations. The Company expects the plan of consolidation to take up to 24 months. The $3,338,000 accrual, which is the only cash expense included in the acquisition-related expense, will be paid over the same period. In addition, the Company has provided approximately $39,000,000 for the write-down of certain assets to net realizable value as the result of planned facility consolidations, and approximately $7,700,000 for the write-off of certain capitalized development projects. The consolidations are applicable in selected markets where the Company's services overlap with those of the acquired facilities. The costs of development projects in certain target markets that were previously capitalized were written off due to the acquisition of NME facilities in or near those markets.

   Income before minority interests and income taxes for 1993 was $34,571,000, compared to $58,038,000 for 1992. The provision for income taxes for 1993 was $11,930,000, compared to $18,864,000 for 1992, resulting in effective tax rates of 41.0% for 1993 and 35.1% for 1992. Net income for 1993 was $17,197,000.

Liquidity and Capital Resources

   As of June 30, 1995, the Company had working capital of $285,146,000, including cash and marketable securities of $75,915,000. Working capital at December 31, 1994 was $231,327,000, including cash and marketable securities of $85,363,000. For the first six months of 1995, cash provided by operations was $87,776,000, compared to $60,561,000 for the same period in 1994. Additions to property, plant, and equipment and acquisitions accounted for $70,235,000 and $284,090,000, respectively, during the first six months of 1995. Those same investing activities accounted for $68,320,000 and $34,645,000, respectively, in the same period in 1994. Financing activities provided $273,558,000 and $74,959,000 during the first six months of 1995 and 1994, respectively. Net borrowing proceeds (borrowing less principal reductions) for the first six months of 1995 and 1994 were $277,393,000 and $68,330,000, respectively.

   Accounts receivable were $281,283,000 at June 30, 1995, compared to $242,659,000 at December 31, 1994. The number of days of average revenues in ending receivables was 64.5 at June 30, 1995 (excluding accounts receivable and revenue from the facilities acquired from NovaCare during the second quarter of
1995), compared to 71.6 at December 31, 1994. The concentration of net accounts receivable from patients, third-party payors, insurance companies and others at June 30, 1995 is consistent with the related concentration of revenues for the period then ended.

   At June 30, 1995, the Company had a $1,000,000,000 revolving line of credit with NationsBank of North Carolina and 28 other banks. Interest is paid based on LIBOR plus a predetermined margin, prime or competitively bid rates from the participating banks. This credit facility has an initial maturity date of June 1, 1998, with two one-year renewals. The Company provided a negative pledge on all assets and granted the banks a first priority security interest in all shares of stock of its subsidiaries and rights and interests in its controlled partnerships. The effective interest rate on the average outstanding balance under the revolving line of credit was 7.27% for the six months ended June 30, 1995, compared to the average prime rate of 8.91% during the same period. At June 30, 1995, the Company had drawn $895,000,000 under its revolving line of credit.

   On June 20, 1995, the Company purchased $67,500,000 of the $75,000,000 outstanding principal amount of 11.5% Senior Subordinated Notes due 2004 of SHC (the "SHC Bond Tender Offer") for 115% of the face value of the Notes. Subsequent to June 30, 1995, the remaining $7,500,000 balance was purchased on the open market.

   The Company intends to pursue the acquisition or development of additional healthcare operations, including outpatient rehabilitation facilities, inpatient rehabilitation facilities ambulatory surgery centers, and companies engaged in the provision of rehabilitation-related services, and to expand certain of its existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, the Company anticipates that over the next twelve months, it will spend approximately $80,000,000 for the acquisition and/or development of new outpatient facilities and approximately $70,000,000 for inpatient facility projects and the construction and equipping of additions to inpatient facilities.

   Although the Company is continually considering and evaluating acquisitions and opportunities for future growth, the Company has not entered into any agreements with respect to material future acquisitions other than the pending acquisition of SSCI. The Company believes that existing cash, cash flow from operations, and borrowings under the revolving line of credit will be sufficient to satisfy the Company's estimated cash requirements for the next twelve months and thereafter.

   Inflation in recent years has not had a significant effect on the Company's business, and is not expected to adversely affect the Company in the future unless it increases significantly.

                                    BUSINESS

General

   HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled the Company to secure contracts with national and regional managed care payors. HEALTHSOUTH has over 500 patient care locations in 38 states, the District of Columbia and Ontario, Canada.

   In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by the Company can save money for payors and employers.

   HEALTHSOUTH operates the third largest network of free-standing outpatient surgery centers in the United States. The Company's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, the Company believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 95% of the Company's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

   Over the last two years, the Company has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company believes that these acquisitions complement its historical operations and enhance its market position. The Company further believes that its expansion into the outpatient surgery business provides the Company with a platform for future growth.

Company Strategy

   The Company's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient and rehabilitative healthcare services throughout the United States. The Company's growth strategy is based upon four primary elements: (i) the implementation of the Company's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of the Company's national network.

   o Integrated Service Model. The Company seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. The Company believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, the Company believes that its facilities can provide extensive referral opportunities. For example, the Company estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. The Company has implemented its integrated service model in certain of its markets, and intends to expand the model into other appropriate markets.

   o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, the Company has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. The Company's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced the Company's attractiveness to such entities and has given the Company a competitive advantage over smaller and regional competitors. These relationships have increased patient flow to the Company's facilities and contributed to the Company's same-store growth.

   o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, the Company has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of the Company's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. The Company believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

   o Expansion of National Network. As the largest provider of outpatient and rehabilitative healthcare services in the United States, HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent and pending acquisitions in the outpatient surgery and diagnostic imaging fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.

Patient Care Services

   HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 11 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. The Company's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States. In addition, the Company has added outpatient surgery services, diagnostic imaging services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its integrated service model. The Company believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and the Company intends to pursue further expansion in those businesses.

Rehabilitative Services: General

   When a patient is referred to one of the Company's rehabilitation facilities, he undergoes an initial evaluation and assessment process that results in the development of a rehabilitation care plan designed specifically for that patient. Depending upon the patient's disability, this evaluation process may involve the services of a single discipline, such as physical therapy for a knee injury, or of multiple disciplines, as in the case of a complicated stroke patient. The Company has developed numerous rehabilitation programs, which include stroke, head injury, spinal cord injury, neuromuscular and work injury, that combine certain services to address the needs of patients with similar disabilities. In this way, all of the facilities' patients, regardless of the severity and complexity of their disabilities, can receive the level and intensity of those services necessary for them to be restored to as productive, active and independent a lifestyle as possible.

Outpatient Rehabilitation Services

   HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. The Company's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries, and various neurological/ neuromuscular conditions. As of August 31, 1995, the Company provided outpatient rehabilitative healthcare services through 341 outpatient locations, including freestanding outpatient centers and their satellites and outpatient satellites of inpatient facilities.

   The continuing emphasis on containing the increases in healthcare costs, as evidenced by Medicare's prospective payment system, the growth in managed care and the various alternative healthcare reform proposals, results in the early discharge of patients from acute-care facilities. As a result, many hospital patients do not receive the intensity of services that may be necessary for them to achieve a full recovery from their diseases, disorders or traumatic conditions. The Company's outpatient rehabilitation services play a significant role in the continuum of care because they provide hospital-level services, in terms of intensity, quality and frequency, in a more cost-efficient setting.

   Patients treated at the Company's outpatient centers will undergo varying courses of therapy depending upon their needs. Some patients may only require a few hours of therapy per week for a few weeks, while others may spend up to five hours per day in therapy for six months or more, depending on the nature, severity and complexity of their injuries.

   In general, the Company initially establishes an outpatient center in a given market, either by acquiring an existing private therapy practice or through de novo development, and institutes its clinical protocols and programs in response to the community's general need for services. The Company will then establish satellite clinics that are dependent upon the main facility for management and administrative services. These satellite clinics generally provide a specific evaluative or specialty service/program, such as hand therapy or foot and ankle therapy, in response to specific market demands. The Company's outpatient rehabilitation facilities range in size from 1,200 square feet for specialty clinics to 20,000 square feet for large, full-service facilities. Currently, the typical outpatient facility configuration ranges in size from 2,000 to 5,000 square feet and costs less than $500,000 to build and equip.

   Patient utilization of the Company's outpatient rehabilitation facilities cannot be measured in the conventional manner applied to acute-care hospitals, nursing homes and other healthcare providers which have a fixed number of licensed beds and serve patients on a 24-hour basis. Utilization patterns in outpatient rehabilitation facilities will be affected by the market to be served, the types of injuries treated, the patient mix and the number of available therapists, among other factors. Moreover, because of variations in size, location, hours of operation, referring physician base and services provided and other differences among each of the Company's outpatient facilities, it is not possible to accurately assess patient utilization against a norm.

Inpatient Services

   Inpatient Rehabilitation Facilities. At August 31, 1995, HEALTHSOUTH operated 77 inpatient rehabilitation facilities with 4,618 beds, representing the largest group of affiliated proprietary inpatient rehabilitation facilities in the United States. The Company's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care.

   Inpatient rehabilitation patients are typically those who are experiencing significant physical disabilities due to various conditions, such as head injury, spinal cord injury, stroke, certain orthopaedic problems and neuromuscular disease. The Company's inpatient rehabilitation facilities provide the medical, nursing, therapy and ancillary services required to comply with local, state and federal regulations as well as accreditation standards of the Joint Commission on Accreditation of Healthcare Organizations (the "JCAHO") and the Commission on Accreditation of Rehabilitation Facilities.

   All of the Company's inpatient rehabilitation facilities utilize an interdisciplinary team approach to the rehabilitation process and involve the patient and family, as well as the payor, in the determination of the goals for the patient. Internal case managers monitor each patient's progress and provide documentation of patient status, achievement of goals, functional outcomes and efficiency.

   The Company acquires or develops inpatient rehabilitation facilities in those communities where it believes there is a demonstrated need for comprehensive inpatient rehabilitation services. Depending upon the specific market opportunity, these facilities may be licensed as rehabilitation hospitals or skilled nursing facilities. The Company believes that it can provide high-quality rehabilitation services in either type of facility, but prefers to utilize the rehabilitation hospital form.

   In  certain  markets  where  the  Company  does  not  provide   free-standing
outpatient facilities, the Company's rehabilitation hospitals may provide outpatient rehabilitation services as a complement to their inpatient services. Typically, this opportunity arises when patients complete their inpatient course of treatment but remain in need of additional therapy that can be accomplished on an outpatient basis. Depending upon the demand for outpatient services and physical space constraints, the rehabilitation hospital may establish the services either within its building or in a satellite location. In either case, the clinical protocols and programs developed for use in the free-standing outpatient centers will be utilized by these facilities.

   The Company's Nashville, Tennessee (Vanderbilt University), Memphis, Tennessee (Methodist Hospitals), Dothan, Alabama (Southeast Alabama Medical Center) and Charleston, South Carolina (North Trident Regional Medical Center) hospital facilities have been developed in conjunction with local tertiary-care facilities. This strategy of developing effective referral and service networks prior to opening results in improved operating efficiencies for the new facilities. The Company is utilizing this same concept in rehabilitation hospitals under development with the University of Missouri and the University of Virginia.

   Medical Centers. The Company operates five medical centers with 912 licensed beds in four distinct markets. These facilities provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

   The Company acquired its five medical centers as outgrowths of its rehabilitative healthcare services. Often, patients require medical and surgical interventions prior to the initiation of their rehabilitative care. In each of the markets in which the Company has acquired a medical center, the Company had well-established relationships with the medical communities serving each facility. In addition, each of the facilities enjoyed well-established reputations in orthopaedics and/or sports medicine prior to their acquisition by the Company. Following the acquisition of each of the Company's medical centers, the Company has provided the resources to improve upon the physical plant and expand services through the introduction of new technology. The Company has also developed additional relationships between these facilities and certain university facilities, including the University of Miami, Auburn University and the University of Alabama at Birmingham. Through these relationships, the influx of celebrity athletes and personalities and the acquisition of new technology, all five medical centers have improved their operating efficiencies and enhanced census.

   Each of the five  medical  center  facilities  is licensed  as an  acute-care
hospital,   is  accredited  by  the  JCAHO  and  participates  in  the  Medicare prospective payment system. See "Business -- Regulation".

   Inpatient Facility Utilization. In measuring patient utilization of the Company's inpatient facilities, various factors must be considered. Due to market demand, demographics, start-up status, renovation, patient mix and other factors, the Company may not treat all licensed beds in a particular facility as available beds, which sometimes results in a material variance between licensed beds and beds actually available for utilization at any specific time. The Company is in a position to increase the number of available beds at such facilities as market conditions dictate. During the year ended December 31, 1994, the Company's inpatient facilities achieved an overall utilization, based on patient days and available beds, of 61.0%.

Surgery Centers

   As a result of the SHC acquisition, HEALTHSOUTH became the third largest operator of outpatient surgery centers in the United States. The Company currently operates 43 free-standing surgery centers, including five mobile lithotripsy units, in 12 states, and has an additional five free-standing surgery centers under development. Approximately 95% of these facilities are located in markets served by HEALTHSOUTH outpatient and rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. In addition, the Company has entered into an agreement to acquire the 12 free-standing surgery centers owned or managed by Sutter Surgery Centers, Inc. See "Recent Developments". The Company's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures that do not generally require overnight hospitalization. The Company's typical surgery center is a free-standing facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of the Company's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers do not perform surgery on an emergency basis.

   Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Seventeen of the Company's surgery centers currently provide for extended recovery stays. The Company's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

   The Company's outpatient surgery centers implement quality control procedures to evaluate the level of care provided the centers. Each center has a medical advisory committee of three to ten physicians which reviews the professional credentials of physicians applying for medial staff privileges at the center.

Other Patient Care Services

   In certain of its markets, the Company provides other patient care services, including home healthcare, diagnostic services, physician services and contract management of hospital-based rehabilitative healthcare services. The Company evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by the Company or stand-alone businesses.

Marketing of Facilities and Services

   The Company markets its facilities, and their services and programs, on local, regional and national levels. Local and regional marketing activities are typically coordinated by facility-based marketing personnel, whereas large-scale regional and national efforts are coordinated by corporate-based personnel.

   In general, the Company develops a marketing plan for each facility based on a variety of factors, including population characteristics, physician characteristics and incidence of disability statistics, in order to identify specific service opportunities. Facility-oriented marketing programs are focused on increasing the volume of patient referrals to the specific facility and involve the development of ongoing relationships with area schools, businesses and industries as well as physicians, health maintenance organizations and preferred provider organizations.

   The Company's larger-scale marketing activities are focused more broadly on efforts to generate patient referrals to multiple facilities and the creation of new business opportunities. Such activities include the development and maintenance of contractual relationships or national pricing agreements with large third-party payors, such as CIGNA, Metrahealth (MetLife/Travelers) or other national insurance companies, with national HMO/PPO companies, such as Healthcare-COMPARE/AFFORDABLE, Hospital Network of America and Multiplan, with national case management companies, such as INTRACORP and Crawford & Co., and with national employers, such as Wal-Mart, Georgia-Pacific Corporation, Dillard Department Stores, Goodyear Tire & Rubber and Winn-Dixie. In addition, since the facilities acquired by the Company during the past two years had very limited contractual relationships with payors, managed care providers, employers and others, the Company is expanding its existing payor relationships to include these facilities.

   The Company carries out broader programs designed to further enhance its public image. Among these is the HEALTHSOUTH Sports Medicine Council, headed by Bo Jackson, which is dedicated to developing educational programs focused on athletics for use in high schools. The Company has ongoing relationships with the Ladies Professional Golf Association, the Southeastern Conference and more than 400 universities, colleges and high schools to provide sports medicine coverage of events and rehabilitative healthcare services for injured athletes. In addition, the Company has established relationships with or provided treatment services for athletes from some 35 to 40 major professional sports teams, as well as providing sports medicine services for Olympic and amateur athletes.

   HEALTHSOUTH is a national sponsor of the United Cerebral Palsy Association and the National Arthritis Foundation and supports many other charitable organizations on national and local levels. Through these endeavors, the Company provides its employees with opportunities to support their communities.

Sources of Revenues

   Private pay revenue sources represent the majority of the Company's revenues. The following table sets forth the percentages of the Company's revenues from various sources for the periods indicated:


                         Year Ended          Year Ended
    Source            December 31, 1993  December 31, 1994
    ------            -----------------  -----------------
Medicare.............        30.6%            41.0%
Commercial (1).......        36.3             34.1
Workers'

Compensation.........        16.4             10.9
All Other Payors (2).        16.7             14.0
                          -------          -------
                            100.0%           100.0%



(1) Includes commercial insurance, HMOs, PPOs and other managed care plans.

(2) Medicaid is included in this category, but is insignificant in amount.

   The above table does not reflect the ReLife facilities or the SHC facilities for either period. The NME Selected Hospitals are included in the 1994 figures only. Comparable information for the ReLife and SHC facilities is not available and is not reflected in either year in the table. The percentage of revenues derived from Medicare increased in 1994 as a result of the NME Selected Hospitals Acquisition. The Company has expanded its existing payor relationships to include the former NME and ReLife facilities.

   See "Business -- Regulation -- Medicare Participation and Reimbursement" for a description of the reimbursement regulations applicable to the Company's facilities.

Competition

   The Company competes in the geographic markets in which its facilities are located. In addition, the Company's rehabilitation facilities compete on a regional and national basis with other providers of specialized services such as sports medicine and work hardening, and specific concentrations such as head injury rehabilitation and orthopaedic surgery. The competition faced in each of these markets is similar, with variations arising from the number of healthcare providers in the given metropolitan area. The primary competitive factors in the rehabilitation services business are quality of services, projected patient outcomes, charges for services, responsiveness to the needs of the patients, community and physicians, and ability to tailor programs and services to meet specific needs of the patients. Competitors and potential competitors include hospitals, private practice therapists, rehabilitation agencies and others. Some of these competitors may have greater patient referral support and financial and personnel resources in particular markets than the Company. Management believes that the Company competes successfully within the marketplace based upon its reputation for quality, competitive prices, positive rehabilitation outcomes, innovative programs, clean and bright facilities and responsiveness to needs.

   HEALTHSOUTH's medical centers are located in four urban areas of the country, all with well-established healthcare services provided by a number of proprietary, not-for-profit, and municipal hospital facilities. The Company's facilities compete directly with these local hospitals as well as various nationally recognized centers of excellence in orthopaedics, sports medicine and other specialties. Because HEALTHSOUTH's facilities enjoy a national and international reputation for orthopaedic surgery and sports medicine, the Company believes that its medical centers' level of service and continuum of care enable them to compete successfully, both locally and nationally.

   The Company's surgery centers compete primarily with hospitals and other operators of freestanding surgery centers in attracting physicians and patients, and developing new centers and in acquiring existing centers. The primary competitive factors in the outpatient surgery business are convenience, cost, quality of service, physician loyalty and reputation. Hospitals have many competitive advantages in attracting physicians and patients, including established standing in a community, historical physician loyalty and convenience for physicians making rounds or performing inpatient surgery in the hospital. However, the Company believes that its national market system and its historical presence in many of the markets where the SHC facilities are located will enhance the Company's ability to operate these facilities successfully.

   The Company potentially faces competition any time it initiates a Certificate of Need ("CON") project or seeks to acquire an existing facility or CON. See "Business -- Regulation". This competition may arise either from competing companies, national or regional, or from local hospitals which file competing applications or oppose the proposed CON project. The necessity for these approvals serves as a barrier to entry and has the potential to limit competition by creating a franchise to provide services to a given area. To date the Company has been successful in obtaining each of the CONs or similar approvals which it has sought, although there can be no assurance that it will achieve similar success in the future.

Regulation

   The healthcare industry is subject to regulation by federal, state and local governments. The various levels of regulatory activity affect the Company's business activities by controlling its growth, requiring licensure or certification of its facilities, regulating the use of its properties and controlling the reimbursement to the Company for services provided.

Licensure, Certification and Certificate of Need Regulations

   Capital expenditures for the construction of new facilities, the addition of beds or the acquisition of existing facilities may be reviewable by state regulators under a statutory scheme which is sometimes referred to as a Certificate of Need program. States with CON programs place limits on the construction and acquisition of healthcare facilities and the expansion of existing facilities and services. In such states, approvals are required for capital expenditures exceeding certain amounts which involve inpatient rehabilitation facilities or services. Outpatient rehabilitation facilities and services do not require such approvals in a majority of states.

   State CON statutes generally provide that, prior to the addition of new beds, the construction of new facilities or the introduction of new services, a state health planning designated agency (a "SHPDA") must determine that a need exists for those beds, facilities or services. The CON process is intended to promote comprehensive healthcare planning, assist in providing high quality healthcare at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

   Typically, the provider of services submits an application to the appropriate SHPDA with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated. Whether the CON is granted is based upon a finding of need by the SHPDA in accordance with criteria set forth in CON statutes and state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be the appropriate provider, the SHPDA will issue a CON containing a maximum amount of expenditure and a specific time period for the holder of the CON to implement the approved project.

   Licensure and certification are separate, but related, regulatory activities. The former is usually a state or local requirement and the latter is a federal requirement. In almost all instances, licensure and certification will follow specific standards and requirements that are set forth in readily available public documents. Compliance with the requirements is monitored by annual on-site inspections by representatives of various government agencies. All of the Company's inpatient rehabilitation facilities and medical centers and substantially all of the Company's surgery centers are currently required to be licensed, but only the outpatient rehabilitation facilities located in Alabama, Arizona, Connecticut, Maryland, Massachusetts and New Hampshire currently must satisfy such a licensing requirement.

Medicare Participation and Reimbursement

   In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all state and local laws and regulations. All of the Company's inpatient facilities, except for the St. Louis head injury center, participate in the Medicare program. Ninety-two of the Company's outpatient rehabilitation facilities currently participate in, or are awaiting the assignment of a provider number to participate in, the Medicare program. All of the Company's surgery centers are certified (or awaiting certification) under the Medicare program. The Company's Medicare-certified facilities, inpatient and outpatient, undergo annual on-site Medicare certification surveys in order to maintain their certification status. Failure to comply with the program's conditions of participation may result in loss of program reimbursement or other governmental sanctions. All such facilities have been deemed to be in satisfactory compliance on all applicable surveys. The Company has developed its operational systems to assure compliance with the various standards and requirements of the Medicare program and has established ongoing quality assurance activities to monitor compliance. The Company believes that all of such facilities currently meet all applicable Medicare requirements.

   As a result of the Social Security Act Amendments of 1983, Congress adopted a prospective payment system ("PPS") to cover the routine and ancillary operating costs of most Medicare inpatient hospital services. Under this system, the Secretary of Health and Human Services has established fixed payment amounts per discharge based on diagnosis-related groups ("DRGs"). With limited exceptions, a hospital's payment for Medicare inpatients is limited to the DRG rate, regardless of the number of services provided to the patient or the length of the patient's hospital stay. Under PPS, a hospital may retain the difference, if any, between its DRG rate and its operating costs incurred in furnishing inpatient services, and is at risk for any operating costs that exceed its DRG rate. HEALTHSOUTH's medical center facilities are generally subject to PPS with respect to Medicare inpatient services.

   The PPS program has been beneficial for the rehabilitation segment of the healthcare industry because of the economic pressure on acute-care hospitals to discharge patients as soon as possible. The result has been increased demand for rehabilitation services for those patients discharged early from acute-care hospitals. Outpatient rehabilitation services and free-standing inpatient rehabilitation facilities are currently exempt from PPS, and inpatient rehabilitation units within acute-care hospitals are eligible to obtain an exemption from PPS upon satisfaction of certain federal criteria.

   Currently, four of the Company's outpatient centers are Medicare-certified CORFs and 88 are Medicare-certified rehabilitation agencies. CORFs have been designated cost-reimbursed Medicare providers since 1982. Under the regulations, CORFs are reimbursed reasonable costs (subject to certain limits) for services provided to Medicare beneficiaries. Outpatient rehabilitation facilities certified by Medicare as rehabilitation agencies are reimbursed on the basis of the lower of reasonable costs for services provided to Medicare beneficiaries or charges for such services. Outpatient rehabilitation facilities which are physician-directed clinics, as well as outpatient surgery centers, are reimbursed by Medicare on a fee screen basis; that is, they receive a fixed fee, which is determined by the geographical area in which the facility is located, for each procedure performed. The Company's outpatient rehabilitation facilities submit monthly bills to their fiscal intermediaries for services provided to Medicare beneficiaries, and the Company files annual cost reports with the intermediaries for each such facility. Adjustments are then made if costs have exceeded payments from the fiscal intermediary or vice versa.

   The Company's inpatient facilities (other than the medical center facilities) either are not currently covered by PPS or are exempt from PPS, and are also cost-reimbursed, receiving the lower of reasonable costs or charges. Typically, the fiscal intermediary pays a set rate based on the prior year's costs for each facility. As with outpatient facilities subject to cost-based reimbursement, annual cost reports are filed with the Company's fiscal intermediary and payment adjustments are made, if necessary.

   Congress has directed the United States Department of Health and Human Services to develop regulations, which could subject inpatient rehabilitation hospitals to PPS in place of the current "reasonable cost within limits" system of reimbursement. In addition, informal proposals have been made for a prospective payment system for Medicare outpatient care. Other proposals for a prospective payment system for rehabilitation hospitals are also being considered by the federal government. Therefore, the Company cannot predict at this time the effect that any such changes may have on its operations. Regulations relating to prospective payment or other aspects of reimbursement may be developed in the future which could adversely affect reimbursement for services provided by the Company.

   Over the past several years an increasing number of healthcare providers have been accused of violating the federal False Claims Act. That Act prohibits the knowing presentation of a false claim to the United States government. Because the Company performs thousands of similar procedures a year for which it is reimbursed by Medicare and there is a relatively long statute of limitations, a billing error could result in significant civil penalties. The Company does not believe that it is or has been in violation of the False Claims Act.

Relationships with Physicians and Other Providers

   Various state and federal laws regulate relationships among providers of healthcare services, including employment or service contracts and investment relationships. These restrictions include a federal criminal law prohibiting (i) the offer, payment, solicitation or receipt of remuneration by individuals or entities, to induce referrals of patients for services reimbursed under the Medicare or Medicaid programs or (ii) the leasing, purchasing, ordering, arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by such programs (the "Fraud and Abuse Law"). In addition to federal criminal sanctions, violators of the Fraud and Abuse Law may be subject to significant civil sanctions, including fines and/or exclusion from the Medicare and/or Medicaid programs.

   In 1991, the Office of the Inspector General ("OIG") of the United States Department of Health and Human Services promulgated regulations describing compensation arrangements which are not viewed as illegal remuneration under the Fraud and Abuse Law (the "Safe Harbor Rules"). The Safe Harbor Rules create certain standards ("Safe Harbors") for identified types of compensation arrangements which, if fully complied with, assure participants in the particular arrangement that the OIG will not treat such participation as a criminal offense under the Fraud and Abuse Law or as the basis for an exclusion from the Medicare and Medicaid programs or an imposition of civil sanctions.

   The Company operates five of its rehabilitation hospitals and almost all of its outpatient rehabilitation facilities as limited partnerships. Three of the rehabilitation hospital partnerships involve physician investors, and two of the rehabilitation hospital partnerships involve other institutional healthcare providers. Seven of the outpatient partnerships currently have a total of 21 physician limited partners, some of whom refer patients to the partnerships. Those partnerships which are providers of services under the Medicare program, and their limited partners, are subject to the Fraud and Abuse Law. A number of the relationships established by the Company with physicians and other healthcare providers do not fit within any of the Safe Harbors. The Safe Harbor Rules do not expand the scope of activities that the Fraud and Abuse Law prohibits, nor do they provide that failure to fall within a Safe Harbor constitutes a violation of the Fraud and Abuse Law; however, the OIG has informally indicated that failure to fall within a Safe Harbor may subject an arrangement to increased scrutiny.

   Most of the Company's surgery centers are owned by limited partnerships, which include as limited partners physicians who perform surgical procedures at such centers. Subsequent to the promulgation of the Safe Harbor Rules in 1991, the Department of Health and Human Services issued for public comment additional proposed Safe Harbors, one of which specifically addresses surgeon ownership interests in ambulatory surgery centers. As proposed, the ambulatory surgery Safe Harbor would protect payments to be made to surgeons as a return on investment interest in a surgery center if, among other conditions, all the investors are surgeons who are in a position to refer patients directly to the center and perform surgery on such referred patients. Since a subsidiary of the Company is an investor in each limited partnership which owns a surgery center, the Company's arrangements with physician investors do not fit within the Safe Harbor for ambulatory surgery centers as currently proposed. The Company is unable at this time to predict whether the proposed ambulatory surgery center Safe Harbor will become final, and if so, whether the language and requirements will remain as currently proposed, or whether changes will be made prior to becoming final. There can be no assurance that the Company will ever meet the criteria under this new Safe Harbor as proposed or as it may be adopted in final form. The Company believes, however, that its arrangements with physicians with respect to its surgery center facilities should not fall within the activities prohibited by the Fraud and Abuse Law.

   While several federal court decisions have aggressively applied the restrictions of the Fraud and Abuse Law, they provide little guidance as to the application of the Fraud and Abuse Law to the Company's limited partnerships. The Company believes that it is in compliance with the current requirements of applicable federal and state law, but no assurances can be given that a federal or state agency charged with enforcement of the Fraud and Abuse Law and similar laws might not assert a contrary position or that new federal or state laws, or new interpretations of existing laws, might not adversely affect relationships established by the Company with physicians or other healthcare providers or result in the imposition of penalties on the Company or certain of its facilities. Even the assertion of a violation could have a material adverse effect upon the Company.

   The so-called "Stark II" provisions of the Omnibus Budget Reconciliation Act of 1993 amend the federal Medicare statute to prohibit the making by a physician of referrals for "designated health services" (including physical therapy and occupational therapy) to an entity in which the physician has an investment interest or other financial relationship, subject to certain exceptions. Such prohibition took effect on January 1, 1995 and applies to all of the Company's outpatient rehabilitation facility partnerships with physician limited partners. In addition, a number of states have passed or are considering statutes which prohibit or limit physician referrals of patients to facilities in which they have an investment interest. In response to these regulatory activities, the Company has restructured most of its rehabilitation facility partnerships which involve physician investors, in order to eliminate physician ownership interests not permitted by applicable law. The Company intends to take such actions as may be required to cause the remaining partnerships to be in compliance with applicable laws and regulations, including, if necessary, the prohibition of physician partners from referring patients. The Company believes that this restructuring has not adversely affected and will not adversely affect the operations of its facilities.

   Ambulatory surgery is not identified as a "designated health service", and the Company does not believe that ambulatory surgery is subject to the restrictions set forth in Stark II. However, lithotripsy facilities operated by the Company frequently operate on hospital campuses, and it is possible to conclude that such services are "inpatient and outpatient hospital services" -- a category of proscribed services within the meaning of Stark II. Similarly, physicians frequently perform endoscopic procedures in the procedure rooms of the Company's surgery centers, and it is also possible to construe these services to be "designated health services". While the Company does not believe that Stark II was intended to apply to such services, if that were determined to be the case, the Company intends to take steps necessary to cause the operation of its facilities to comply with the law.

   The Company cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate relationships which the Company has established or may establish with other healthcare providers or the possibility of materially adverse effects on its business or revenues arising from such future actions. Management of the Company believes, however, that the Company will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable. See "Business -- Sources of Revenues" and "Business -- Patient Care Services".

Insurance

   Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at August 31, 1995, the Company has adequate reserves to cover losses on asserted and unasserted claims. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Employees

   As of August 31, 1995, the Company employed 22,531 persons, of whom 14,803 were full-time employees and 7,728 were part-time employees. Of the above employees, 412 are employed at the Company's headquarters in Birmingham, Alabama. Except for approximately 100 employees at one rehabilitation hospital (about 20% of that facility's workforce), none of the Company's employees is represented by a labor union, and the Company is not aware of any current activities to organize its employees at other facilities. Management of the Company considers the relationship between the Company and its employees to be good.

Legal Proceedings

   In the ordinary course of its business, the Company may be subject, from time to time, to claims and legal actions by patients and others. The Company does not believe that any such pending actions, if adversely decided, would have a material adverse effect on its financial condition. See "Business -- Insurance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Company's insurance coverage arrangements.

   From time to time, the Company appeals decisions of various rate-making authorities with respect to Medicare rates established for the Company's facilities. These appeals are initiated in the ordinary course of business. Management believes that adequate reserves have been established for possible adverse decisions on any pending appeals and that the outcomes of currently pending appeals, either individually or in the aggregate, will have no material adverse effect on the Company's operations.

Properties

   The Company's executive offices currently occupy approximately 120,000 square feet of leased space in Birmingham, Alabama. In August 1995, the Company announced plans to construct new executive offices on property acquired by the Company earlier in the year. The expanded executive offices are expected to be fully available by December 1996. All of the Company's outpatient operations are carried out in leased facilities, except for its outpatient rehabilitation facilities located in Birmingham and Montgomery, Alabama, Orlando, Florida and one of its facilities in Baltimore, Maryland. The Company owns 33 of its inpatient rehabilitation facilities and leases or operates under management contracts 44 of its inpatient rehabilitation facilities. The Company constructed its rehabilitation hospitals in Florence and Columbia, South Carolina, Kingsport and Nashville, Tennessee, Concord, New Hampshire, and Dothan, Alabama on property leased under long-term ground leases. The property on which the Company's Memphis, Tennessee rehabilitation hospital is located is owned in partnership by the Company and Methodist Hospitals of Memphis. The Company owns its four medical center facilities in Birmingham, Alabama, Richmond, Virginia and Miami, Florida and leases its medical center facility in Dallas, Texas. The Company currently owns, and from time to time may acquire, certain other improved and unimproved real properties in connection with its business. See Notes 4 and 6 of "Notes to Consolidated Financial Statements" for information with respect to the properties owned by the Company and certain indebtedness related thereto.

   In Management's opinion, the Company's physical properties are adequate for the Company's needs for the foreseeable future, and are consistent with the Company's expansion plans described elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   The following table sets forth a listing of the Company's patient care services locations at August 31, 1995:


                                                     Inpatient
                                  Outpatient       Rehabilitation
                                Rehabilitation       Facilities      Medical          Surgery   Diagnostic    Other
State             Market          Centers(1)         (Beds) (2)   Centers (Beds)(2)   Centers     Centers   Services
-----             ------          ----------         ----------   --------            --------  ----------  --------
Alabama          Birmingham           6              6(225)         1(219)
                 Dothan                              1(34)
                 Auburn               1
                 Valley               1
                 Opelika              1
                 Florence             2
                 Gadsden                                                                              2
                 Huntsville           3              1(50)
                 Mobile               2
                 Montgomery           1              1(80)
                 Muscle Shoals        1
                 Tuscaloosa           1                                                 1             1

Arizona          Tucson               2              1(80)
                 Phoenix              4              1(60)                              1
                 Scottsdale           3              1(43)

Arkansas         Fort Smith                          1(80)
                 Little Rock          1

California       Bakersfield                         1(60)
                 Fresno               2
                 Huntington           2                             1
                 Marina Del Rey       1                                                               2
                 Newport Beach                                                          1
                 Redding              1
                 San Carlos           1

                 San Diego            2                                                 3
                 San Francisco        1                                                               1
                 Santa Rosa           2
                 Van Nuys             2
                 Woodland Hills       1

Colorado         Colorado
                 Springs              6
                 Englewood            3
                 Longmont             1
                 Wheat Ridge          4
                 Denver               3                                                               2
                 Fort Collins         2

Connecticut      Fairfield            1

District of
Columbia         Washington           1                                                               1

Florida          Boca Raton           2                                                 2


                                       26

                 Fort Lauderdale      1              1(108)                                                     1
                 Jacksonville         2
                 Lake Worth           1
                 Largo                               1(40)
                 Melbourne            3              1(80)                              1
                 Merritt Island       3
                 Panama City          3
                 Coral Gables         2
                 Miami                2              2(165)           2(397)            1             1         1
                 Naples                                                                 1
                 Ocala                2
                 Ocoee                2                                                 1
                 Orlando              6                                                 2
                 Palm Bay             2
                 Port St. Lucie       3                                                 1
                 Sarasota             2              1(60)                              1
                 Tallahassee          2              1(70)
                 Tampa                4
                 Tarpon Springs       1
                 Vero Beach           1              1(70)                              1
                 West Palm Beach      2                                                 1

Georgia          Atlanta              6              1(14)                              3             1
                 Columbus             1
                 Macon                2              2(75)

Idaho            Boise                                                                  1 (3)

Illinois         Caronbdale           1
                 Palos Heights        2
                 Wilmette             2                                                 1
                 Arlington
                  Heights             4                                                               1
                 Elgin                3
                 DuPage               2
                 Columbia             2

Indiana          Evansville                          1(80)
                 Muncie               8

Iowa             Des Moines           3

Kansas           Leawood              1                                                               1
                 Kansas City          2
                 Great Bend           1

Kentucky         Edgewood                            1(40)
                 Louisville           2

Louisiana        Baton Rouge          1              1(43)
                 Metairie             1
                 Shreveport                                                                           1

Maine            Bangor               2

Maryland         Baltimore           10                                                               1
                 Barlow               1
                 Chevy Chase          1
                 Rockville            1                                                               1
                 Salisbury                           1(44)
                 Wheaton              1

Massachusetts    Abington             1

Michigan         Monroe               1

Mississippi      Jackson              1
                 Pascagoula           1
                 Meridian             1

Missouri         Cape Girardeau       3
                 Columbia             3
                 Blue Springs         1
                 Kansas City                         2(21)
                                       27

                 Lake Ozark           1
                 Springfield          3
                 St. Louis           15              1(26)                              4             2

Nebraska         Omaha                2

Nevada           Las Vegas            2

New Hampshire    Bedford              3
                 Dover                2
                 Manchester           1
                 Concord              1              1(100)

New Jersey       Atlantic City        1
                 Bridgewater          1                                                                         1
                 Brunswick            1              1(15)
                 Edison               2
                 Emerson              2
                 Haddonfield                                                                                    1
                 Linden               2
                 Madison              1
                 Manahawkin           1
                 North Bergen         1
                 Newton               1
                 Paramus              2
                 Tinton Falls         1
                 Toms River           1              1(155)
                 Upper Saddle
                 River                2
                 Washington           1

New Mexico       Albuquerque          3              1(60)

New York         Syracuse             1
                 Liverpool            1
                 Monsey               1
                 Pulaski              1
                 Huntington           1

North
Carolina         Asheville            1
                 Charlotte            1
                 Kingston                            1(17)
                 Concord              1
                 Statesville          1

Ohio             Ashtabula            1
                 Cincinnati                                                             1
                 Dayton               1
                 Toledo               1
                 Lorain               5

Oklahoma         Oklahoma City        4              1(111)                             2             1
                 Ada                  2
                 Tulsa                2                                                 1
                 Weatherford          1

Ontario,
Canada           Etabicoke            1

Pennsylvania     Altoona              2              1(66)
                 Erie                 1              2(207)
                 Harrisburg           3
                 Mechanicsburg        2              2(201)
                 Pittsburgh           6              1(89)
                 Pleasant Gap         4              1(88)
                 York                 3              1(88)

South
Carolina         Charleston                          1(36)
                 Columbia             2              1(89)
                 Florence             1              1(88)
                 Lancaster                           2(54)

Tennessee        Chattanooga          3              1(80)                              1
                 Clarksville          1

                                       28

                 Kingsport                          1(50)
                 Knoxville           2
                 Dyersburg           1
                 Collierville                                                           1
                 Union City          1
                 Martin                             1(40)
                 Memphis             4              1(80)
                 Nashville           2              1(80)

Texas            Amarillo                                                               1
                 Arlington           2              1(60)
                 Austin              5              1(80)                               1
                 Beaumont                                                               1
                 Dallas              3              3(175)            1(96)             1             1
                 El Paso                                                                                        1
                 Fort Worth          2              1(60)                                                       1
                 Houston            11              2(186)            5                 1             1
                 Midland                            1(60)
                 San Antonio        10              3(127)                              1                       5
                 Texarkana           1              1(60)
                 Waco                2
                 Victoria                                                                             1

Utah             Sandy               1              1(86)

Virginia         Alexandria          1
                 Arlington           1
                 Richmond            2              3(84)            1(200)             1                       1
                 Roanoke             1
                 Tyson                                                                  1
                 Virginia Beach      3
                 Warrenton           1

West Virginia    Huntington                         1(40)
                 Morgantown                         1(80)
                 Parkersburg                        1(40)
                 Princeton                          1(40)

Wisconsin        Green Bay          1


   (1) Includes freestanding outpatient centers and their satellites and outpatient satellites of inpatient rehabilitation facilities.

   (2) "Beds" refers to the number of beds for which a license or certificate of need has been granted, which may vary materially from beds available for use.

   (3)  Under construction.


                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information with respect to the Company's Directors and executive officers.


                                                                                A Director or
          Name             Age          All Positions With the Company          Officer Since
------------------------  ----- --------------------------------------------- -----------------
Richard M. Scrushy......  43    Chairman of the Board, Chief Executive
                                Officer and Director                          1984

James P. Bennett........  37    President and Chief Operating Officer         1991
                                Executive Vice President and Chief Financial

Aaron Beam, Jr..........  51    Officer and Director                          1984

Anthony J. Tanner.......  46    Executive Vice President -- Administration

Thomas W. Carman........  44    and Secretary and Director                    1984
                                Executive Vice President -- Corporate
                                Development                                   1985

P. Daryl Brown..........  40    President -- HEALTHSOUTH Outpatient Centers   1986

Russell H. Maddox.......  54    President -- HEALTHSOUTH Surgery & Imaging
                                Centers                                       1995

William T. Owens........  36    Senior Vice President -- Finance and
                                Controller                                    1986

Michael D. Martin.......  35    Senior Vice President -- Finance and
                                Treasurer                                     1989

William W. Horton.......  35    Group Vice President -- Legal Services and
                                Assistant Secretary                           1994

Phillip C. Watkins, M.D.  53    Director                                      1984

George H. Strong........  69    Director                                      1984

C. Sage Givens..........  38    Director                                      1985

Charles W. Newhall III .  50    Director                                      1985

Larry R. House..........  52    Director                                      1985

John S. Chamberlin......  67    Director                                      1993

Richard F. Celeste......  57    Director                                      1991

   Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-traded healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of Integrated Health Services, Inc. and MedPartners, Inc., both publicly-traded healthcare corporations, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations.

   James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993 and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected a Director in February 1993. From

August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as vice president -- operations, chief financial officer, secretary and director. Mr. Bennett served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.

   Aaron Beam, Jr., C.P.A., a management founder, serves as Executive Vice President and Chief Financial Officer of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Beam was employed by Lifemark Corporation in several financial and operational management positions for the Shared Services Division, including division controller. Mr. Beam is a director of Ramsey Healthcare, Inc., a publicly-traded healthcare corporation.

   Anthony J. Tanner,  Sc.D.,  a management  founder,  serves as Executive  Vice
President -- Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Tanner was with Lifemark
Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

   Thomas W. Carman joined the Company in 1985 as Regional Director -- Corporate Development, and now serves as Executive Vice President -- Corporate Development. From 1983 to 1985, Mr. Carman was director of development for Medical Care International. From 1981 to 1983, Mr. Carman was assistant administrator at the Children's Hospital of Birmingham, Alabama.

   P. Daryl Brown, President -- HEALTHSOUTH Outpatient Centers, joined the Company in April 1986 and served until June 1992 at Group Vice President -- Outpatient Operations. He was elected as a Director in March 1995. From 1997 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including chief operating officer, administrative director for finance and administration and controller.

   Russell H. Maddox became President -- HEALTHSOUTH Surgery & Imaging Centers in June 1995. From January 1992 until May 1995, Mr. Maddox served as Chairman of the Board, President and Chief Executive Officer of Diagnostic Health
Corporation, an outpatient diagnostic imaging company. Mr. Maddox was founder and president of Russ Pharmaceuticals, Inc., located in Birmingham, Alabama. In March 1989, the company was acquired by Ethyl Corporation of Richmond, Virginia.

   William T. Owens, C.P.A., joined the Company in March 1986 as Controller and was appointed Vice President and Controller in December 1986. He was appointed Group Vice President -- Finance and Controller in June 1992 and became Senior Vice President -- Finance and Controller in February 1994. Prior to joining the Company, Mr. Owens served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from 1981 to 1986.

   Michael D. Martin joined the Company in October 1989 as Vice President and Treasurer, and was named Senior Vice President -- Finance and Treasurer in February 1994. From 1983 through September 1989, Mr. Martin specialized in healthcare lending with AmSouth Bank N.A., Birmingham, Alabama, where he was a vice president immediately prior to joining the Company. Mr. Martin is a director of Capstone Capital, Inc., a publicly-traded real estate investment trust.

   William W. Horton joined the Company in July 1994 as Group Vice President -- Legal Services. From August 1986 through June 1994, Mr. Horton practiced corporate, securities and healthcare law with the Birmingham, Alabama-based firm of Haskell Slaughter Young & Johnston, Professional Association, where he served as chairman of the healthcare practice group.

   Phillip C. Watkins, M.D., FACC, is and has been in private practice for more than five years with Cardiovascular Associates, P.C. in Birmingham, Alabama. A graduate of The Medical College of Alabama, Dr. Watkins is a Diplomate of the American Board of Internal Medicine. He is also a Fellow of the American College of Cardiology.

   George H. Strong retired as senior vice president and chief financial officer of Universal Health Services, Inc. in December 1984, a position he held for more than six years. Mr. Strong is a private investor and continued to act as a director of Universal Health Services, Inc., a publicly-traded hospital management corporation, until 1993. Mr. Strong is also a director of Core Funds, a public mutual fund group, Integrated Health Services, Inc., a publicly-traded healthcare corporation, and AmeriSource, Inc., a large drug wholesaler.

   C. Sage Givens is a general partner of Acacia Venture Partners, a private venture capital fund capitalized at $66,000,000. From 1983 to June 30, 1995, Ms. Givens was a general partner of First Century Partners, a private venture capital fund capitalized at $100,000,000. Ms. Givens managed the fund's healthcare investments. Ms. Givens serves on the boards of directors of PhyCor, Inc. a publicly-traded healthcare corporation, and several private healthcare companies.

   Charles W. Newhall III is a general partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of Integrated Health Services, Inc., MedPartners, Inc. and Opta Food Ingredients, Inc., all of which are publicly-traded corporations.

   Larry R. House is Chairman of the Board, President and Chief Executive Officer of MedPartners, Inc., a publicly-traded physician practice management firm, a position he assumed as his principal occupation in August 1993. Mr. House was elected a Director of the Company in February 1993. At the same time he became President -- HEALTHSOUTH International, Inc., and New Business Ventures, a position which he held until August 31, 1994, when he terminated his employment with the Company to concentrate on his duties at MedPartners. Mr. House joined the Company in September 1985 as Director of Marketing, subsequently served as Senior Vice President and Chief Operating Officer of the Company, and in June 1992 became President and Chief Operating Officer -- HEALTHSOUTH Medical Centers. Prior to joining the Company, Mr. House was president and chief executive officer of a provider of clinical contract management services for more than ten years.

   John S. Chamberlin retired in 1988 as president and chief operating officer of Avon Products, Inc., a position he had held since 1985. From 1976 until 1985, he served as chairman and chief executive officer of Lenox, Incorporated, after 22 years in various assignments from General Electric. From 1990 to 1991, he served as chairman and chief executive officer of New Jersey Publishing Incorporated. Mr. Chamberlin is chairman of the board of Life Fitness Company and WNS, Inc., and is a director of Seasons, Inc., the Scotts Company, The Robbins Company and Sports Holdings Corp. He is a member of the Board of Trustees of the Medical Center at Princeton and the Board of Overseers of Parsons School of Design and is a trustee of the Woodrow Wilson National Fellowship Foundation.

   Richard F. Celeste originally joined the Board of Directors in 1991, took a leave of absence from the Board of Directors in August 1993 to head the Democratic National Committee's healthcare reform campaign, and rejoined the Company in May 1994. He is a principal of Celeste and Sabaty, Ltd., a business advisory firm located in Columbus, Ohio, which assists United States companies in building strategic business alliances in Europe, Africa, South Asia and the Pacific Rim. He served as Governor of Ohio from 1983 to 1991, during which time he chaired the National Governors' Association Committee on Science and Technology, and directed the United States Peace Corps from 1979 to 1981. He is a member of the Advisory Council of the Carnegie Commission on Science, Technology and Government, and chairs Carnegie's Task Force on Science, Technology and the States. He is a director of Navistar International, Inc. and Republic Engineered Steels, Inc., both of which are publicly-traded companies.

                          DESCRIPTION OF CAPITAL STOCK



   The Company's authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares of Preferred Stock, par value $.10 per share. See "Capitalization".

Common Stock

   The holders of Common Stock are entitled to participate equally in dividends when and as declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or distribution of assets of the Company, are entitled to share ratably in such assets remaining after payment of liabilities. Stockholders are entitled to one vote per share. The holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such stock. The outstanding shares of Common Stock are, and when issued and paid for, the shares offered by the Company in this Offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

Preferred Stock

   The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. Issuance of shares of Preferred Stock, while providing flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Any such issuance could also adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention of issuing any shares of Preferred Stock.

Fair Price Provision

   The Company's Restated Certificate of Incorporation contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The Restated Certificate of Incorporation requires the affirmative vote of 66 2/3 % of all shares entitled to vote in the election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of the Company entitled to vote in the election of Directors. For purposes of this restriction, a "business combination" includes: (a) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or businesses; (b) any merger or consolidation of the Company; and
(c) certain sales of Common Stock in exchange of cash, assets, securities or any combination thereof. An "other entity" is defined to include, generally, any corporation, person or entity, and any affiliate or associate of such corporation, person or entity.

   The foregoing supermajority vote shall not be required where, in the business combination, (i) stockholders of the Company receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of Common Stock (subject to certain adjustments upward) and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied.

   The provisions of the Company's Restated Certificate of Incorporation described in the preceding paragraphs, and its Bylaws, may be amended or repealed only the affirmative vote of 66-2/3% of the shares entitled to vote thereon.

   The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of voting stock, or to effect a merger or other acquisition that is not approved by a majority of the Company's Directors serving in office prior to the acquisition by the other entity of 5% or more of the Company's stock. In addition, holders of the Company's 5% Convertible Subordinated Debentures due 2001 (the "Debentures") have the right to require the Company to redeem the Debentures at 100% of the principal amount thereof, plus accrued interest, upon the occurrence of certain events involving a sale or merger of the Company, unless holders of Common Stock shall receive an amount per share at least equal to the conversion price of the Debentures in effect on the date such sale or merger is consummated. Such holders' redemption option may impede certain forms of takeovers if the potential acquiror is unable to finance the redemption of the Debentures.


Section 203 of the DGCL

   The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware (the "DGCL"). That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies or others interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the acquiror's becoming an interested stockholder.

Transfer Agent

   The transfer agent and registrar for the Common Stock is Chemical Bank, New York, New York.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.

                                        Number of
             Underwriter                  Shares
           --------------              ------------
Smith Barney Inc.....................
Merrill Lynch, Pierce, Fenner &
Smith Incorporated...................
Morgan Stanley & Co. Incorporated  ..



                                       ------------
Total................................    11,000,000
                                       ============



   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.


   The Underwriters, for whom Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as the representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at the price that represents a concession not in excess of $______ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ ______ per share to certain other dealers.

   The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,650,000 shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

   The Company has agreed that it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to purchase Common Stock, except pursuant to the grant or exercise of options under the Company's stock option plans, shares of Common Stock issuable upon conversion of the Company's outstanding Debentures, and 1,777,778 shares issuable in connection with the acquisition of SSCI for a period of 90 days from the date of this Prospectus without the prior written consent of the Underwriters.


   The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.


   Smith Barney Inc., one of the Underwriters, has in the past performed, and is currently performing, investment banking services for the Company for which it is receiving customary fees.

                                  LEGAL MATTERS


   Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, counsel to the Company, has passed on certain legal matters in connection with the shares of Common Stock offered hereby. Pillsbury Madison & Sutro, San Francisco, California, is acting as counsel to the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. At June 30, 1995, attorneys with the firm of Haskell Slaughter Young & Johnston, Professional Association, owned beneficially an aggregate of 9,930 shares of the Company's Common Stock and held options issued under the 1993 Consultants Stock Option Plan to purchase an additional 15,000 shares of Common Stock.

                                     EXPERTS

   The consolidated financial statements and schedule of the Company and its subsidiaries and the consolidated financial statements of Rehab Systems Company appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein or incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission (File No. 1-10315).

   1. The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1994.

   2. The Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31 and June 30, 1995.

   3. The Company's Current Report on Form 8-K, as amended, filed January 13, 1995 (relating to the ReLife Acquisition).

   4. The Company's Current Report on Form 8-K, as amended, filed February 1, 1995 (relating to the SHC Acquisition).

   5. The Company's Current Report on Form 8-K, as amended, filed February 21, 1995 (relating to the NovaCare Hospitals Acquisition).

   6. The Company's Current Report on Form 8-K, as amended, filed August 15, 1995 (relating to the SHC Acquisition).

   7. The Company's Current Report on Form 8-K filed on September 7, 1995 (relating to the acquisition of Sutter Surgery Centers, Inc.).



   Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

   The Company undertakes to provide without charge to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Anthony J. Tanner, Executive Vice President and Secretary, at the executive offices of the Company, which are located at Two Perimeter Park South, Birmingham, Alabama 35243 (telephone (205) 967-7116).

   The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement. For further information pertaining to the shares of Common Stock offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed therewith. The statements contained in this Prospectus concerning any contract or other document are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

                        INDEX TO FINANCIAL STATEMENTS

                   HEALTHSOUTH Corporation and Subsidiaries



Consolidated Financial Statements                                        Page
---------------------------------                                        -----

Years ended December 31, 1992, 1993 and 1994
Report of Independent Auditors .........................................  F-2
Consolidated Balance Sheets ............................................  F-3
Consolidated Statements of Income ......................................  F-4
Consolidated Statements of Stockholders' Equity ........................  F-5
Consolidated Statements of Cash Flows ..................................  F-6
Notes to Consolidated Financial Statements .............................  F-8

Six months ended June 30, 1994 and 1995
Consolidated Balance Sheet (unaudited) .................................  F-24
Consolidated Statements of Income (unaudited) ..........................  F-25
Consolidated Statements of Cash Flows (unaudited) ......................  F-26
Notes to Consolidated Financial Statements (unaudited) .................  F-27

Pro Forma Financial Information.........................................  F-30
Pro Forma Condensed Combined Income Statement...........................  F-31
Notes to Pro Forma Condensed Financial Information......................  F-32

              Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
HEALTHSOUTH Corporation

   We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Corporation and Subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Corporation and Subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                                      ERNST & YOUNG LLP
Birmingham, Alabama
March 1, 1995, except for
 Notes 2 and 17, as to
 which the date is June 13, 1995

                   HEALTHSOUTH Corporation and Subsidiaries
                         Consolidated Balance Sheets


                                                                           December 31
                                                                     -----------------------
                                                                         1993        1994
                                                                     ----------   ----------
                                                                            (In thousands)

Assets
Current assets:

Cash and cash equivalents (Note 3).................................  $   81,031   $   68,735
Other marketable securities (Note 3)...............................       8,968       16,628
Accounts receivable, net of allowances for doubtful accounts and contractual adjustments of $120,810,000 in 1993 and $144,427,000
in 1994............................................................     179,761      242,659
Inventories........................................................      24,078       26,151
                                                                     ----------   ----------
Prepaid expenses and other current assets..........................      44,674       71,029
                                                                     ----------   ----------
Total current assets...............................................     338,512      425,202
Other assets: .....................................................
Loans to officers..................................................       1,488        1,240
Other (Note 4).....................................................      23,983       41,834
                                                                     ----------   ----------
                                                                         25,471       43,074

Property, plant and equipment, net (Note 5)........................     791,097      857,372
Intangible assets, net (Note 6) ...................................     289,338      410,688
                                                                     ----------   ----------
Total assets.......................................................  $1,444,418   $1,736,336
                                                                     ==========   ==========
Liabilities and stockholders' equity
Current liabilities:
Accounts payable...................................................  $   50,432   $   87,153
Salaries and wages payable.........................................      28,229       34,102
Accrued interest payable and other liabilities.....................      33,614       55,922
Current portion of long-term debt and leases (Note 7) .............      15,174       16,698
                                                                     ----------   ----------
Total current liabilities..........................................     127,449      193,875
Long-term debt (Note 7)............................................     873,007    1,017,696
Deferred income taxes (Note 11)....................................      10,853        8,595
Deferred revenue (Note 15).........................................         --         7,526
Other long-term liabilities (Note 16)..............................       3,285        8,398
Minority interests-limited partnerships (Note 9)...................      11,526       10,326
Commitments and contingent liabilities (Notes 12 and 17)
Stockholders' equity:
Preferred Stock, $.10 par value-1,500,000 shares authorized;
issued and outstanding-none........................................         --            --
Common Stock, $.01 par value-100,000,000 shares authorized;
issued-74,896,000 in 1993 and 76,991,000 in 1994...................         749          770
Additional paid-in capital.........................................     347,163      369,186
Retained earnings..................................................      89,641      137,764
Treasury stock, at cost (91,000 shares)............................        (323)        (323)
Receivable from Employee Stock Ownership Plan (Note 13) ...........     (18,932)     (17,477)
                                                                     ----------   ----------
Total stockholders' equity.........................................     418,298      489,920
                                                                     ----------   ----------
Total liabilities and stockholders' equity.........................  $1,444,418   $1,736,336
                                                                     ==========   ==========

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                      Consolidated Statements of Income


                                                         Year ended December  31
                                                     --------------------------------
                                                       1992       1993       1994
                                                     --------   --------    ---------
                                                      (In thousands, except for per
                                                            share amounts)

Revenues...........................................  $501,046   $656,329   $1,236,190
Operating expenses: ...............................
Operating units....................................   372,169    471,778      906,712
Corporate general and administrative...............    16,878     24,329       45,895
Provision for doubtful accounts....................    13,254     16,181       23,739
Depreciation and amortization......................    29,834     46,224       86,678
Interest expense...................................    12,623     18,495       65,286
Interest income....................................    (5,415)    (3,924)      (4,308)
Merger expenses (Note 2)...........................       --         333        6,520
Loss on impairment of assets (Note 16).............       --         --        10,500
Loss on abandonment of computer project (Note 16) .       --         --         4,500
NME Selected Hospitals Acquisition related expense
(Note 10)..........................................       --      49,742           --
Terminated merger expense (Note 14)................     3,665        --            --
Gain on sale of partnership interest...............       --      (1,400)          --
                                                     --------   --------    ---------
                                                      443,008    621,758    1,145,522
                                                     --------   --------    ---------
Income before income taxes and minority interests .    58,038     34,571       90,668
Provision for income taxes (Note 11)...............    18,864     11,930       34,305
                                                     --------   --------    ---------
                                                       39,174     22,641       56,363
Minority interests.................................     4,245      5,444        6,402
                                                     --------   --------    ---------
Net income.........................................  $ 34,929   $ 17,197   $   49,961
                                                     ========   ========    =========
Weighted average common and common equivalent
shares outstanding.................................    74,214     77,709       84,687
                                                     ========   ========    =========
Net income per common and common equivalent share .  $   0.47   $    .22   $      .59
                                                     ========   ========    =========
Net income per common share-assuming full
dilution...........................................  $    N/A   $    N/A   $      .59
                                                     ========   ========    =========

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
               Consolidated Statements of Stockholders' Equity


                                                          Additional                                              Total
                                    Common    Common       Paid-In    Retained      Treasury    Receivable     Stockholders'
                                    Shares     Stock       Capital    Earnings         Stock     from ESOP        Equity
                                    ------      ------     ---------  ----------    ----------- ------------      ------
                                                                        (In thousands)
Balance at December 31, 1991 ....   64,993       649.6 $   257,660.8 $  53,925.1   $  (60.0)   $   (10,000.0)   $   302,175.5
Proceeds from issuance of common
shares...........................    6,436        64.4      60,286.3       --            --            --            60,350.7
Proceeds from exercise of
options..........................    1,917        19.2       6,871.9       --            --            --             6,891.1
Income tax benefits related to
Incentive Stock Options..........      --        --          5,634.7       --            --            --             5,634.7
Common shares exchanged in the
exercise of options..............       (8)      --            (95.6)      --            --            --               (95.6)
Loan to Employee Stock Ownership
Plan.............................      --        --            --          --            --        (10,000.0)       (10,000.0)
Reduction in Receivable from
Employee Stock Ownership
Plan.............................      --        --            --          --            --            358.0            358.0
Purchase of limited partnership
units............................       42          .4         499.6   (11,318.4)        --            --           (10,818.4)
Net income.......................      --        --            --       34,929.0         --            --            34,929.0
                                    ------      ------     ---------  ----------    -----------     --------      -----------
Balance at December 31, 1992 ....   73,380       733.6     330,857.7    77,535.7         (60.0)    (19,642.0)       389,425.0

Proceeds from exercise of
options..........................      462         4.6       1,732.9       --            --            --             1,737.5
Proceeds from issuance of common
shares...........................    1,074        10.7      13,987.9       --            --            --            13,998.6
                                    ------      ------     ---------  ----------    -----------     --------      -----------
Income tax benefits related to
Incentive Stock Options..........      --        --            584.7       --            --            --               584.7
Reduction in Receivable from
Employee Stock Ownership
Plan.............................      --        --            --          --            --            710.1            710.1
Purchase of limited partnership
units............................      --        --            --       (5,091.7)        --            --            (5,091.7)
Purchase of treasury stock ......      (20)      --            --          --           (263.0)        --              (263.0)
Net income.......................      --        --            --       17,197.0         --            --            17,197.0
                                    ------      ------     ---------  ----------    -----------     --------      -----------
Balance at December 31, 1993 ....   74,896       748.9     347,163.2    89,641.0        (323.0)    (18,931.9)       418,298.2
Proceeds from issuance of common
shares at $27.17 per share ......       38          .4         532.6       --            --            --               533.0
Proceeds from exercise of
options..........................    2,079        20.8      15,341.8       --            --            --            15,362.6
Income tax benefits related to
Incentive Stock Options..........      --        --          6,469.6       --            --            --             6,469.6
Common shares exchanged in the
exercise of options..............      (22)        (.2)       (321.2)      --            --            --              (321.4)
Reduction in receivable from
Employee Stock Ownership Plan ...      --        --            --          --            --          1,455.0          1,455.0
Purchase of limited partnership
units............................      --        --            --       (1,838.0)        --            --            (1,838.0)
Net income.......................      --        --            --       49,961.0         --            --            49,961.0
                                    ------      ------     ---------  ----------    -----------     --------      -----------
Balance at December 31, 1994 ....  $76,991   $   769.9 $   369,186.0 $ 137,764.0   $    (323.0)$   (17,476.9)   $   489,920.0
                                    ======      ======     =========  ==========    ===========     ========      ===========

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                    Consolidated Statements of Cash Flows


                                                                             Year ended December 31
                                                                          1992        1993        1994
                                                                       ---------   ---------   ---------
                                                                                (In thousands)

Operating activities
Net income...........................................................  $  34,929   $  17,197   $  49,961
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization........................................     29,834      46,224      86,678
Provision for doubtful accounts......................................     13,254      16,181      23,739
Provision for losses on impairment of assets.........................        --          --       10,500
Provision for losses on abandonment of computer project .............        --          --        4,500
NME Selected Hospitals Acquisition related expense...................        --       49,742          --
Income applicable to minority interests of limited partnerships .....      4,245       5,444       6,402
Provision (benefit) for deferred income taxes........................      4,596      (5,685)     (1,541)
Provision for deferred revenue.......................................       (279)        (49)       (164)
Gain on sale of property, plant and equipment........................        --          --         (627)
Gain on sale of partnership interests................................        --       (1,400)         --
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable..................................................    (38,503)    (28,965)    (74,636)
Inventories, prepaid expenses and other current assets...............    (13,660)    (18,054)    (21,757)
Accounts payable and accrued expenses................................      9,236      (7,673)     62,766
                                                                       ---------   ---------   ---------
Net cash provided by operating activities............................     43,652      72,962     145,821

Investing activities
Purchases of property, plant and equipment...........................    (98,343)   (131,222)   (160,785)
Proceeds from sale of property, plant and equipment..................        --          --       68,317
Additions to intangible assets, net of effects of acquisitions ......    (25,206)    (39,156)    (59,307)
Assets obtained through acquisitions, net of liabilities assumed ....    (75,487)   (454,013)    (89,266)
Changes in other assets..............................................        192      (9,582)    (23,020)
Proceeds received on sale of other marketable securities ............     14,041      20,554       1,660
Investments in other marketable securities...........................    (13,000)     (6,000)     (9,126)
                                                                       ---------   ---------   ---------
Net cash used in investing activities................................   (197,803)   (619,419)   (271,527)

                   HEALTHSOUTH Corporation and Subsidiaries
              Consolidated Statements of Cash Flows--(Continued)


                                                       Year ended December 31
                                                    ----------------------------
                                                    1992        1993        1994
                                                    ----        ----        ----
                                                        (In thousands)

Financing activities
Proceeds from borrowings.........................  $181,076   $553,258   $1,045,263
Principal payments on long-term debt and leases .   (65,221)   (32,239)    (937,872)
Proceeds from exercise of options................     6,788      1,736       13,895
Proceeds from issuance of common stock...........    46,519     13,999          342
Purchase of treasury stock.......................        --       (263)          --
Loans to Employee Stock Ownership Plan...........   (10,000)       --            --
Reduction in Receivable from Employee Stock
Ownership Plan...................................       358        710        1,455
Proceeds from investment by minority interests ..     2,886      6,476        2,252
Purchase of limited partnership interests .......   (11,495)    (3,784)      (1,090)
Payment of cash distributions to limited
partners.........................................    (5,873)    (5,913)     (10,835)
Net cash provided by financing activities .......   145,038    533,980      113,410
Decrease in cash and cash equivalents ...........    (9,113)   (12,477)     (12,296)
Cash and cash equivalents at beginning of year ..   102,621     93,508       81,031
                                                   --------   --------   ----------
Cash and cash equivalents at end of year ........  $ 93,508   $ 81,031   $   68,735
                                                   ========   ========   ==========

Supplemental disclosures of cash flow
information
Cash paid during the year for:
Interest.........................................  $ 14,174   $ 16,241   $   51,778
Income taxes.....................................    10,466     22,144       29,129

Non-cash investing activities:

The Company  assumed  liabilities of  $57,091,000,  $88,566,000  and $24,659,000 during the years ended December 31, 1992, 1993 and 1994, respectively, in conjunction with its acquisitions. During the years ended December 31, 1992, 1993 and 1994, the Company issued 1,182,000, 69,000 and 19,000 common shares, respectively, with a market value of $12,853,000, $954,000 and $533,000, respectively, as consideration for acquisitions.

Non-cash financing activities:

The Company received a tax benefit from the disqualifying disposition of incentive stock options of $5,635,000, $585,000 and $6,470,000 for the years ended December 31, 1992, 1993 and 1994, respectively.

During the years ended December 31, 1992 and 1994, respectively, 4,000 and 11,000 common shares were exchanged in the exercise of options. The shares exchanged had market values on the date of exchange of $95,600 and $321,400, respectively.

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                  Notes to Consolidated Financial Statements
                              December 31, 1994

1. Significant Accounting Policies

   The significant accounting policies followed by HEALTHSOUTH Corporation (formerly HEALTHSOUTH Rehabilitation Corporation) and its subsidiaries (the Company) are presented as an integral part of the consolidated financial statements.

Principles of Consolidation

   The consolidated financial statements include the accounts of HEALTHSOUTH Corporation (HEALTHSOUTH) and its wholly-owned subsidiaries, as well as its limited partnerships (see Note 9). All significant intercompany accounts and transactions have been eliminated in consolidation.

   HEALTHSOUTH Corporation is engaged in the business of providing comprehensive rehabilitative and clinical healthcare services on an inpatient and outpatient basis.

Marketable Securities

   Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. The adjusted cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in investment income. Marketable equity securities and debt securities of the Company have maturities of less than one year.

Accounts Receivable and Third-Party Reimbursement Activities

   Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company collecting an amount different from the established rates. Final determination of the settlement is subject to review by appropriate authorities. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

   The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:


                                          December 31
                                         --------------
                                         1993     1994
                                         ----     ----
Medicare .........................        33%      36%
Medicaid .........................         4        6
Other.............................        63       58
                                         ----     ----
                                         100%     100%
                                         ====     ====

Inventories

   Inventories are stated at the lower of cost or market using the specific identification method.

Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


   Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $14,644,000, $21,159,000 and $67,680,000 of which  $2,021,000,  $2,664,000 and $2,394,000 was capitalized  during 1992, 1993 and 1994, respectively.

   Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

Intangible Assets

   Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and start-up costs incurred prior to opening a new facility and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

Minority Interests

   The equity of minority investors in limited partnerships of the Company is reported on the balance sheet as minority interests. Minority interests reported in the income statement reflect the respective shares of income or loss of the limited partnerships attributable to the minority investors, the effect of which is removed from the results of operations of the Company.

Revenues

   Revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

Income Per Common and Common Equivalent Share

   Income per common and common equivalent share is computed based on the weighted average number of common shares and common equivalent shares outstanding during the periods, as adjusted for the two-for-one stock split declared subsequent to year end (see Note 17). Common equivalent shares include dilutive employees' stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. Fully diluted earnings per share (based on 89,409,000 shares in 1994) assumes conversion of the 5% Convertible Subordinated Debentures due 2001 (see Note 7).

Impairment of Assets

   Long-lived assets, such as property, plant and equipment and identifiable intangible assets are reviewed for impairment losses when certain impairment indicators exist. If an impairment exists, the related asset is adjusted to the lower of book value or estimated future undiscounted cash flows from the use and eventual disposal of the asset.

   With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as: the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse action by a regulator; a history of operating or cash flow

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)

losses or a projection of continuing losses associated with an operating entity. The carrying value of net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows.

2. Mergers

   Effective December 29, 1994, the Company merged with ReLife, Inc. ("ReLife") and in connection therewith issued 11,025,290 shares of its Common Stock for all of ReLife's outstanding common stock. ReLife provides a system of rehabilitation services and operates 31 inpatient facilities with an aggregate of approximately 1,100 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility and provides outpatient rehabilitation services at twelve outpatient centers.

   The merger was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been restated to include the results of ReLife for all periods presented. Prior to the merger, ReLife reported on a fiscal year ending on September 30. The accompanying financial statements are based on a combination of the Company's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year for all periods presented. Costs and expenses of $2,949,000 incurred by HEALTHSOUTH in connection with the merger have been recorded in operations in 1994 and reported as merger expenses in the accompanying consolidated statements of income.

   Effective June 13, 1995, the Company merged with Surgical Health Corporation ("SHC") and in connection therewith issued 8,531,480 shares of its Common Stock for all of SHC's common and preferred stock. SHC operates a network of 41 freestanding surgery centers (including four mobile lithotripters) in eleven states, with an aggregate of 156 operating and procedure rooms.

   The merger of the Company and SHC was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been restated to include the results of SHC for all periods presented. Costs and expenses of approximately $29,194,000 incurred by the Company in connection with the SHC merger have been recorded in operations during the quarter ended June 30, 1995.

   SHC merged with Ballas Outpatient Management, Inc. and Midwest Anesthesia, Inc. on February 11, 1993 in a transaction accounted for as a pooling of interests. SHC recorded merger costs of $333,000 in connection with this transaction in 1993. SHC merged with Heritage Surgical Corporation on January 18, 1994 in a transaction accounted for as a pooling of interests. SHC recorded merger costs of $3,571,000 in connection with this transaction in 1994. SHC's historical financial statements for the periods prior to the two mergers described above have been restated to include the results of the acquired companies for all periods presented.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


   Combined and separate results of the Company, ReLife and SHC are as follows (in thousands):

                              HEALTHSOUTH    ReLife       SHC    Combined
                              -----------    ------       ---    --------
Year ended December 31, 1992
Revenues...................  $    406,968  $ 57,320  $ 36,758  $  501,046
Net income.................        29,738     4,856       335      34,929

Year ended December 31, 1993
Revenues...................       482,304    93,042    80,983     656,329
Net income.................         6,687     6,905     3,605      17,197

Year ended December 31, 1994
Revenues...................     1,008,567   118,874   108,749   1,236,190
Net income (loss)..........        54,047      (822)   (3,264)     49,961

   There were no transactions among the Company, ReLife and SHC prior to the respective mergers. The effects of conforming the accounting policies of the companies are not material.

3. Cash, Cash Equivalents and Other Marketable Securities

   Cash, cash equivalents and other marketable securities consisted of the following:


                                                                     December 31
                                                                  ----------------
                                                                  1993        1994
                                                                  ----       -----
                                                                   (In thousands)

Cash...........................................................  $  52,616 $  59,635
Municipal put bonds............................................      9,800     2,100
Tax advantaged auction preferred stocks........................      4,000     7,000
Municipal put bond mutual funds................................      2,000        --
Money market funds.............................................      8,410        --
United States Treasury bills...................................      4,205        --
                                                                 --------- ---------
Total cash and cash equivalents................................     81,031    68,735
United States Treasury notes...................................         --     1,004
Certificates of deposit........................................      1,108     2,135
Municipal put bonds............................................      1,860     3,975
Municipal put bond mutual funds................................      5,000     8,514
Collateralized mortgage obligations............................      1,000     1,000
                                                                 --------- ---------
Total other marketable securities..............................      8,968    16,628
                                                                 --------- ---------
Total cash, cash equivalents and other marketable securities
(approximates market value)....................................  $  89,999 $  85,363
                                                                 ========= =========

   For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


4. Other Assets

   Other assets consisted of the following:


                                                       December  31
                                                     --------------
                                                       1993    1994
                                                      -----   -----
                                                     (In thousands)
Notes and accounts receivable...................  $   3,280 $  15,104
Investment in Caretenders Health Corp. .........      7,382     7,370
Investments in other unconsolidated
subsidiaries....................................      4,460     6,007
Real estate investments.........................      3,023    10,022
Escrow funds....................................        394        --
Other...........................................      5,444     3,331
                                                  ---------   -------
                                                  $  23,983  $ 41,834
                                                  =========  ========

   The Company has a 24% ownership interest in Caretenders Health Corp. ("Caretenders"). Accordingly, the Company's investment is being accounted for using the equity method of accounting. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1992, 1993 and 1994 was not material to the Company's results of operations.

   It was not practicable to estimate the fair value of the Company's various investments in other unconsolidated subsidiaries (involved in operations similar to those of the Company) because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. The carrying amount at December 31, 1994 represents the original cost of the investments, which management believes is not impaired.

5. Property, Plant and Equipment

   Property, plant and equipment consisted of the following:


                                                     December  31
                                                   --------------
                                                    1993    1994
                                                   -----   -----
                                                   (In thousands)
Land..........................................  $  65,857  $ 55,511
Buildings.....................................    473,239   491,372
Leasehold improvements........................     27,224    43,410
Furniture, fixtures and equipment.............    254,047   335,959
Construction in progress......................     37,385    45,709
                                                ---------   -------
                                                  857,752   971,961

Less accumulated depreciation and
amortization..................................     66,655   114,589
                                                ---------   -------
                                                $ 791,097  $857,372
                                                =========  ========


                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


6. Intangible Assets

   Intangible assets consisted of the following:


                                                          December 31
                                                      ------------------
                                                         1993      1994
                                                      -------   --------
                                                        (In thousands)

Organization, partnership formation and start-up
costs...............................................  $  53,342  $ 93,499
Debt issue costs....................................      1,653    18,848
Noncompete agreements...............................     24,862    35,253
Cost in excess of net asset value of purchased
facilities..........................................    243,303   323,608
                                                      ---------  --------
                                                        323,160   471,208
Less accumulated amortization.......................     33,822    60,520
                                                      ---------  --------
                                                      $ 289,338  $410,688
                                                      =========  ========

7. Long-Term Debt

   Long-term debt consisted of the following:


                                                                      December 31
                                                                 --------------------
                                                                    1993        1994
                                                                 --------   ---------
                                                                    (In thousands)
Notes and bonds payable: ......................................
Advances under a $390,000,000 credit agreement with a bank ....  $ 370,000  $       --
Advances under a $550,000,000 credit agreement with a bank ....        --      510,000
9.5% Senior Subordinated Notes due 2001........................        --      250,000
5% Convertible Subordinated Debentures due 2001................        ---     115,000
11.5% Senior Subordinated Notes due 2004.......................        --       75,000
Due to National Medical Enterprises, Inc.......................    361,164          --
Notes payable to banks and various other notes payable, at
interest rates from 5.5% to 9.0%...............................     99,988      34,680
Noncompete agreements payable with payments due at varying
intervals through December 2004................................     12,050      17,610
Hospital revenue bonds payable.................................     24,862      24,763
Other..........................................................     20,117       7,341
                                                                 ---------  ----------
                                                                   888,181   1,034,394
Less amounts due within one year...............................     15,174      16,698
                                                                 ---------  ----------
                                                                 $ 873,007  $1,017,696
                                                                 =========  ==========

   The fair value of total long-term debt approximates book value at December 31, 1994 and 1993. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

   During 1994, the Company entered into a Credit Agreement with NationsBank of North Carolina, N.A. and other participating banks (the 1994 Credit Agreement) which consists of a $550,000,000 revolving facility and term loan. The 1994 Credit Agreement replaced a previous $390,000,000 Credit Agreement with NationsBank. Interest is paid quarterly based on LIBOR rates plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


fee on the unused portion of the 1994 revolving credit facility ranging from 0.25% to 0.5%, depending on certain defined ratios. The principal amount is payable in 15 equal quarterly installments beginning on June 30, 1997. The Company has provided a negative pledge of all its assets and has granted a first priority security interest in and lien on all shares of stock of its subsidiaries and rights and interests in its partnerships. At December 31, 1994, the effective interest rate associated with the 1994 Credit Agreement was approximately 6.75%.

   The amount shown as Due to National Medical Enterprises, Inc. at December 31, 1993 was subsequently repaid from proceeds of other notes and bonds.

   On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the Notes). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such will be subordinated to all existing and future senior indebtedness of the Company, and also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes rank senior to all subordinated indebtedness of the Company, including the 5% Convertible Subordinated Debentures due 2001 described below. The Notes mature on April 1, 2001.

   Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the Convertible Debentures). An additional $15,000,000 principal amount of Convertible Debentures was issued in April 1994 to cover underwriters' over allotments. Interest is payable on April 1 and October 1. The Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $18.8125 per share, subject to adjustment in the occurrence of certain events.

   The net proceeds from the issuance of the Notes and Convertible Debentures were used by the Company to pay down indebtedness outstanding under its other existing credit facilities.

   In June, 1994, Surgical Health Corporation (see Note 2) issued $75 million of 11.5% Senior Subordinated Notes due July 15, 2004 (the "SHC Notes"). The proceeds of the SHC Notes were used by SHC to pay down indebtedness outstanding under its other existing credit facilities. Subsequent to December 31, 1994, the Company purchased the entire $75,000,000 outstanding principal amount of the SHC Notes for 115% of their face value. Because the SHC Notes were purchased using proceeds from the Company's other long-term credit facilities, the entire balance of the SHC Notes is classified as non-current in the accompanying balance sheet.

   Principal maturities of long-term debt are as follows:

 Year ending December 31     (In thousands)
------------------------    ---------------
1995...................     $   16,698
1996...................         14,262
1997...................        113,303
1998...................        143,816
1999...................        149,626
After 1999.............        596,689
                            ----------
                            $1,034,394
                            ==========

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


8. Stock Options

   The Company has various stockholder-approved stock option plans which provide for the grant of options to Directors, officers and other key employees to purchase common stock at 100% of the fair market value as of the date of grant. The Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Non-qualified stock options generally are not subject to any vesting provisions. The options expire at dates ranging from five to ten years from the date of grant.

   The following table summarizes activity in the stock option plans:


                                                        1992           1993           1994
                                                     ---------     ----------     ----------
Options outstanding January 1:....................   6,737,142     11,357,490     14,807,500
Granted...........................................   6,207,272      3,944,252        944,246
Exercised.........................................   1,535,922        374,602      1,976,874
Cancelled.........................................      51,002        119,640        744,174
Options outstanding at December 31................  11,357,490     14,807,500     13,030,698

Option price range for options granted during the

period............................................  $1.50-$9.94    $6.75-$8.44  $ 13.94-$18.25

Option price range for options exercised during

the period........................................  $1.50-$10.71   $1.50-$9.59  $ 1.50-$8.44

Options exercisable at December 31................   8,311,634     10,665,880     10,882,308

Options available for grant at December 31 .......   1,092,100        649,100      1,100,408


9. Limited Partnerships

   HEALTHSOUTH and its subsidiaries operate a number of rehabilitation and surgery centers as limited partnerships. HEALTHSOUTH serves as the general partner. These limited partnerships are included in the consolidated financial statements (as more fully described in Note 1 under "Minority Interests"). The limited partners share in the profit or loss of the partnerships based on their respective ownership percentage (ranging from 1% to 50% at December 31, 1994) during their ownership period.

   Beginning in 1992, due to federal and state regulatory requirements, the Company began the process of buying back selected partnership interests of its physician limited partners. The buyback prices for the interests were in general based on a predetermined multiple of projected cash flows of the partnerships. The excess of the buyback price over the book value of the limited partners' capital amounts was charged to the Company's retained earnings.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


10. Acquisitions

   At various dates during 1994, the Company acquired 53 separate outpatient rehabilitation operations located throughout the United States. The combined purchase price of these acquired outpatient operations was approximately $53,947,000. The Company also acquired a specialty medical center in Dallas, Texas, a contract therapist provider and a diagnostic imaging company. The combined purchase price of these three operations was approximately $25,861,000. The form of consideration comprising the total purchase prices of $79,808,000 was approximately $68,359,000 in cash, $10,916,000 in notes payable and approximately 19,000 shares of Common Stock valued at $533,000. In connection with the acquisition of the contract therapist provider, there is additional contingent consideration payable of up to $9,000,000 if the acquired company achieves certain levels of future earnings. Such contingency payments will be paid to the former owners each fiscal year in which the acquired company's annual pretax income exceeds a certain threshold. The contingent payments will cease upon the earlier of the payment of the maximum amount of contingent payments allowed or ten years. The Company accrues, as an operating expense, for this contingency in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." As of December 31, 1994, the Company has accrued $99,000 in contingent consideration.

   In connection with these transactions, the Company entered into non-compete agreements with former owners totaling $10,814,000. In general these non-compete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

   The fair value of the total net assets relating to the 1994 acquisitions described above was approximately $11,087,000. The total cost for 1994 acquisitions exceeded the fair value of the net assets acquired by approximately $68,721,000. The Company evaluated each acquisition, independently, to determine the appropriate amortization period for the cost in excess of net asset value of purchased facilities. Each evaluation included an analysis of historic and projected financial performance, evaluation of the estimated useful life of buildings and fixed assets acquired, the indefinite life of Certificates of Need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable. Based on these evaluations, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1994 acquisitions should be amortized over periods ranging from twenty-five to forty years on a straight line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

   All of the 1994 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

   Effective December 31, 1993, the Company completed an acquisition from National Medical Enterprises, Inc. (NME) of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation centers, which constituted substantially all of NME's rehabilitation services division (the NME Selected Hospitals Acquisition). The purchase price was approximately $296,661,000 cash, plus net working capital of $64,503,000, subject to certain adjustments, the assumption of approximately $16,313,000 of current liabilities and the assumption of approximately $17,111,000 in long-term debt.

   The Company's pro forma 1993  revenues,  net income and net income per common
and  common   equivalent   share  giving  effect  to  the  NME  acquisiton  were
$1,111,598,000, $25,076,000 and $.32, respectively.

   As a result of the NME Selected Hospitals Acquisition, HEALTHSOUTH recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. This expense represents management's estimate of the cost to consolidate operations of thirteen existing HEALTHSOUTH facilities (three inpatient facilities and ten outpatient facilities) into the operations of certain facilities acquired

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


from NME. This plan was formulated by HEALTHSOUTH management in order to more efficiently provide services in markets where multiple locations now exist as a result of the acquisition. The plan of consolidation calls for the affected operations to be merged into the operations of the acquired facilities over a period of twelve to twenty-four months from the date of the NME Selected Hospitals Acquisition. Due to the single-use nature of these properties, the consolidation plan does not provide for the sale of these facilities.

   The total expense of $49,742,000 consists of several components. First, approximately $39,000,000 relates to the writedown of the assets of the affected HEALTHSOUTH facilities to their estimated net realizable value. Of this $39,000,000, approximately $31,500,000 relates to the assets of the three inpatient facilities and approximately $7,500,000 relates to the assets of the ten outpatient facilities. The $39,000,000 is broken down into the following asset categories (net of any related accumulated depreciation or amortization):


                     Inpatient   Outpatient
                    Facilities   Facilities     Total
                   -----------  -----------   -------
                           (In thousands)

Land.............  $     2,898  $       --    $ 2,898
Buildings........       16,168          --     16,168
Equipment........        4,326        2,920     7,246
Intangible
assets...........        6,111        3,455     9,566
Other assets.....        1,997        1,125     3,122
                   -----------  -----------   -------
                   $    31,500  $     7,500   $39,000
                   ===========  ===========   =======

   During the year ended December 31, 1994, management discontinued operations in two of the inpatient facilities and three of the outpatient facilities affected by the plan and merged them into the operations of the acquired
facilities.   Accordingly,  assets  with  a  net  book  value  of  approximately
$17,911,000 were written off in 1994 against the reserves established at December 31, 1993. The two inpatient facilities and three outpatient facilities affected by the plan in 1994 had revenues of approximately $11,441,000, $8,640,000 and $9,125,000 for the years ended December 31, 1992, 1993 and 1994, respectively. These same facilities had net operating income (loss) before income taxes of $(489,000), $(844,000) and $67,000 for the years ended December 31, 1992, 1993 and 1994, respectively. Operations at the remaining inpatient facility and the remaining seven outpatient facilities identified in the plan will be discontinued during 1995.

   Second, $7,700,000 relates to the write-off of certain capitalized development projects. These projects relate to planned facilities that, if completed, would be in direct competition with certain of the acquired NME facilities. These development projects were written off in 1994 against the reserves established at December 31, 1993.

   Finally, approximately $3,000,000 was accrued for costs of employee separations, relocations and other direct costs related to the planned consolidation of the affected operations. During the second quarter of 1994, management revised its estimate of the cost of the employee separations and relocations. The revised estimate calls for approximately 150 employees to be affected by separations and approximately 400 to be affected by relocations. Separation benefits under the revised plan range from one month's to one year's compensation and total approximately $2,188,000. Relocation benefits are estimated to be $2,000 per employee and total $800,000. An additional $350,000 has been provided for additional direct administrative costs associated with the implementation of the plan, including outplacement services, travel and legal fees. Accordingly, the total revised estimated cost of employee separations and relocations is $3,338,000. The difference between the initial estimate and the revised estimate was treated as a change in accounting estimate and charged to operations in the second quarter of 1994.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


   During the year ended 1994, a total of 208 employees were affected by terminations and relocations at a cost of approximately $758,000. This cost is the only cash expense included in the acquisition-related expense.

   It is management's opinion that remaining accrual at December 31, 1994 of $23,669,000, is adequate to complete the plan of consolidation of the affected operations.

   Also at various dates during 1993, the Company acquired 27 separate outpatient rehabilitation operations located throughout the United States. The total consideration paid for these acquired outpatient rehabilitation operations was approximately $23,943,000, consisting of $21,634,000 in cash and $2,309,000 in notes payable. The fair value of the net assets acquired was approximately $5,196,000. The total cost of the 1993 outpatient rehabilitation acquisitions exceeded the fair value of the net assets acquired by approximately $18,747,000. The Company also acquired nine outpatient surgery center operations during 1993. The total consideration paid for these acquired outpatient surgery center operations was approximately $33,494,000, consisting of $26,901,000 in cash, $5,639,000 in notes payable and common stock value at $954,000. The total cost of the 1993 outpatient surgery acquisitions exceeded the fair value of the net assets acquired by approximately $3,832,000. Based on the evaluation of each acquisition, utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1993 acquisitions should be amortized over a forty-year period on a straight line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

   Also during 1993, the Company acquired 100% of the stock of Rebound, Inc. (Rebound) for net consideration of approximately $14,000,000 in cash. Rebound operates 293 beds in thirteen facilities. The purchase price exceeded the fair value of the net assets acquired by approximately $11,200,000, which was allocated to excess of cost over net asset value of purchased facilities.

   Effective February 1, 1992, the Company acquired substantially all of the assets and/or stock of Dr. John T. Macdonald Health Systems, Inc. and Subsidiaries (collectively, JTM Health Systems). JTM Health Systems includes two general acute-care hospitals and other healthcare-related entities located in the Miami, Florida metropolitan area. The total purchase price paid was approximately $16,893,000 in cash.

   Also in 1992 the Company acquired 100% of the stock of Renaissance America, Inc. (Renaissance) for net consideration of approximately $5,996,000 consisting of $649,000 cash and $5,347,000 in the Company's Common Stock (214,885 shares).

   Also at various dates during 1992, the Company acquired 28 separate outpatient rehabilitation operations located throughout the United States. The combined purchase price of these acquired outpatient rehabilitation operations was approximately $25,964,000. The Company also acquired 14 outpatient surgery centers during 1992. The combined purchase price of these acquired surgery center operations was approximately $50,014,000.

   The fair value of the net assets acquired in 1992 was approximately $38,330,000. The total cost of the 1992 acquisitions exceeded the fair value of the assets acquired by approximately $60,537,000, which is being amortized over a forty-year period on a straight line basis.

   All of the 1993 and 1992 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

11. Income Taxes

   HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership is allocated to the limited partners.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)


   Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes". The cumulative effect of adopting Statement No. 109 was not material. Previously, the Company had used the liability method as prescribed by FASB Statement No. 96.

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

                                                    Current    Noncurrent    Total
                                                    -------    ----------   -------
                                                            (In thousands)
Deferred tax liabilities:

Depreciation and amortization....................  $     --   $    32,787  $32,787
                                                    -------    ----------   -------
Other............................................       340           255      595
                                                    -------    ----------   -------
Total deferred tax liabilities...................       340        33,042   33,382

Deferred tax assets: ............................
NME Selected Hospitals Acquisition related

expense..........................................       --         19,399   19,399
Other............................................     3,549         2,790    6,339
                                                    -------    ----------   -------
Total deferred tax assets........................     3,549        22,189   25,738
                                                    -------    ----------   -------
Net deferred tax (assets) liabilities............  $ (3,209)  $    10,853  $ 7,644
                                                    =======    ==========   =======


   Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 are as follows:

                                                    Current    Noncurrent    Total
                                                    -------    ----------   -------
                                                            (In thousands)
Deferred tax liabilities:

Depreciation and amortization....................  $    --    $    26,343  $26,343
Other............................................       --            385      385
                                                    -------    ----------   -------
Total deferred tax liabilities...................       --         26,728   26,728


Deferred tax assets:
NME Selected Hospitals Acquisition related
expense..........................................       --         15,241   15,241
Other............................................     2,643         2,892    5,535
                                                    -------    ----------   -------
Total deferred tax assets........................     2,643        18,133   20,776
                                                    -------    ----------   -------
Net deferred tax (assets) liabilities............  $ (2,643)  $     8,595  $ 5,952
                                                    =======    ==========   =======

   The current portion of the Company's deferred tax assets is included with prepaid expenses and other current assets on the accompanying balance sheet.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)

The provision for income taxes was as follows:


                               Year ended December 31
                              1992      1993      1994
                             ------   -------   -------
                                   (In thousands)

Currently payable:
Federal...................  $12,556   $15,616   $31,363
State.....................    1,772     2,101     4,634
                             ------   -------   -------
                             14,328    17,717    35,997
Deferred expense (benefit):

Federal...................    4,041    (5,213)   (1,414)
State.....................      495      (574)     (278)
                             ------   -------   -------
                              4,536    (5,787)   (1,692)
                             ------   -------   -------
Total provision...........  $18,864   $11,930   $34,305
                             ======   =======   =======


   The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:



                              (In thousands)
                               ------------
Depreciation and
amortization.................  $    5,599
Bad debts....................      (1,119)
Other........................          56
                               ----------
                               $    4,536
                               ==========

   The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:


                                                  Year ended December 31
                                               ---------------------------
                                                 1992      1993      1994
                                                ------   -------   -------
                                                   (In thousands)

Federal taxes at statutory rates.............  $19,733   $12,100   $31,734
Add (deduct): ...............................
State income taxes, net of federal tax
benefit......................................    1,665       792     2,734
Tax-exempt interest income...................   (1,076)     (454)     (276)
                                                ------   -------   -------
Other........................................   (1,458)     (508)      113
                                                ------   -------   -------
                                               $18,864   $11,930   $34,305
                                                ======   =======   =======

12. Commitments and Contingencies

   At December 31, 1994, anticipated capital expenditures for the next twelve months approximate $130,000,000. This amount includes expenditures for the construction and equipping of additions to existing facilities, the construction of two inpatient rehabilitation facilities for which regulatory approval is being obtained and the acquisition or development of comprehensive outpatient rehabilitation facilities.

   Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1994 the Company has adequate reserves to cover losses on asserted and unasserted claims.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)
Operating leases

   Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $17,777,000, $29,373,000 and $66,056,000 for the years ended December 31, 1992, 1993 and
1994, respectively.

   The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:




 Year ending December 31     (In thousands)
------------------------    ---------------
1995...........................  $   57,659
1996...........................      53,836
1997...........................      49,752
1998...........................      45,663
1999...........................      40,438
After 1999.....................     129,327
                                 ----------
Total minimum payments
required.......................  $  376,675
                                 ==========


13. Employee Benefit Plans

   The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $521,000, $490,000 and $1,094,000 in 1992, 1993 and 1994, respectively.

   In 1991, the Company established an Employee Stock Ownership Plan (ESOP) for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 830,000 shares of the Company's Common Stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the 1991 ESOP Loan) and $10,000,000 in 1992 (the
1992 ESOP Loan). At December 31, 1994, the combined ESOP Loans had a balance of $17,477,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP Loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. The total compensation expense related to the ESOP recognized by the Company was $1,701,000, $3,198,000 and $3,673,000 in 1992, 1993 and 1994, respectively. Interest incurred on the ESOP Loans was approximately $964,000, $1,743,000 and $1,608,000 in 1992, 1993 and 1994,
respectively. Approximately 213,000 shares owned by the ESOP have been allocated to participants at December 31, 1994.

   During 1993 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans." Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)

by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.

14. Terminated Merger

   On January 2, 1992, the Company and Continental Medical Systems, Inc. ("CMS") jointly announced an agreement to combine their business operations as provided in an Agreement and Plan of Reorganization (the Plan). On May 6, 1992, the Company and CMS jointly announced the termination of the Plan. Accordingly, all costs and expenses incurred in connection with the Plan were charged to operations in 1992 and reported as terminated merger expense in the accompanying statements of income.

15. Sale of Assets and Partnership Interest

   During the second quarter of 1994, the Company consummated the sale of selected properties to Capstone Capital Corporation ("Capstone"), a real estate investment trust. These properties include six ancillary hospital facilities, three outpatient rehabilitation facilities, and one research facility. The net proceeds to the Company as a result of this transaction were approximately $49,025,000. The net book value of the properties was approximately $41,335,000. Because the Company is leasing back substantially all of the properties from Capstone, payments which aggregate $5.7 million annually, the resulting gain on sale of approximately $7,690,000 has been recorded on the accompanying consolidated balance sheet as deferred revenue and will be amortized into income over the initial lease terms of the properties. The Company is accounting for each of the new leases as an operating lease with an initial lease term of 15 years. The Company and certain Company officers own approximately 3.9% of the outstanding common stock of Capstone.

   In May 1993, the Company sold its 51% partnership interest in Coastal Lithotripsy Associates, L.P. and the Associated Management Services contract for net proceeds of approximately $3,163,000. The Company recognized a gain of $1,400,000 from this sale.

16. Impairment of Long-Term Assets

   During 1994, certain events have occurred impairing the value of specific long-term assets of ReLife (see Note 2). A hospital in Missouri with a distinct part unit which ReLife was managing was purchased in 1994 by an acute care provider which terminated the contract with ReLife. Remaining goodwill of $1,700,000 and costs allocated to the management contract of $1,300,000 were written off as there is no value remaining for the terminated contract.

   A ReLife facility in central Florida incurred tornado damage and has not been operating since September 1993. During 1994, management of ReLife has determined that it is probable that this facility will not reopen. Start-up costs of $1,600,000 were written off. This facility is leased under an operating lease as described in Note 12 through the year 2001. An impairment accrual has been established based on the projected undiscounted net cash flows related to this non-operating facility for the remainder of the lease term. The accrual totals $5,900,000 and consists of $4,700,000 in lease payments and $1,200,000 in fixed costs and operating expenses, including property taxes, maintenance, security and other related costs. The current portion of the accrual approximates $600,000 and is included with accrued interest payable and other liabilities in the accompanying December 31, 1994 balance sheet. The remaining long-term portion of the accrual is included with other long-term liabilities in the accompanying December 31, 1994 balance sheet.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
                         December 31, 1994--(Continued)

   During 1994, ReLife entered into a contract for a new information system. During the period ended September 30, 1994, ReLife's expenditures related to this contract totalled approximately $4,363,000. The system was not operational during this period, thus those expenditures are considered non-recurring. The Company will retain certain equipment with an approximate cost of $750,000, which was included in the expenditures noted above. The remainder of the expenditures, $3,613,000, is included in loss on abandonment of the computer project. The Company has also established a reserve of approximately $887,000 for settlement of the contract. The contract contains a provision for cancellation by ReLife, without cause, upon at least 180 days' prior written notice. The application of this termination provision could result in a settlement of up to $6,500,000. The Company is currently in negotiations to settle the contract and believes that it is probable that the settlement will be for an amount approximately equal to the reserve established.

   The above amounts are shown as operating expenses in the consolidated statement of income.

17. Subsequent Events

   Effective June 13, 1995, the Company merged with Surgical Health Corporation in a transaction accounted for as a pooling of interests (see Note 2).

   Effective April 1, 1995, the Company completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities and certificates of need to build two other facilities. The total purchase price for the NovaCare facilities was approximately $235,000,000.

   Effective April 17, 1995, the Company declared a two-for-one stock split paid in the form of a 100% stock dividend. Accordingly, all share and per share information have been restated to give effect to this transaction for all periods presented.

   Subsequent to December 31, 1994, the Company received a fully underwritten commitment to amend and restate the 1994 Credit Agreement (see Note 7) which will increase the size of the facility to $1 billion.

                    HEALTHSOUTH Corporation and Subsidiaries
                     Consolidated Balance Sheet (Unaudited)


                                                             June 30, 1995
                                                               ----------
                                                             (In thousands)


                         Assets
Current Assets:
Cash and cash equivalents ...................................  $   62,336
Other marketable securities .................................      13,579
Accounts receivable .........................................     281,283
Inventories, prepaid expenses, and other current assets  ....     110,538
                                                               ----------
Total current assets ........................................     467,736
Other assets.................................................      60,953
Property, plant and equipment--net ..........................   1,042,444
Intangible assets--net ......................................     491,916
                                                               ----------
Total assets ................................................  $2,063,049
                                                               ==========
             Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable ............................................  $   93,094
Salaries and wages payable ..................................      44,496
Accrued interest payable and other liabilities ..............      28,250
Current portion of long-term debt ...........................      16,750
                                                              -----------
Total current liabilities ...................................     182,590

Long-term debt ..............................................   1,340,549
Deferred income taxes .......................................       6,518
Other long-term liabilities .................................       4,071
Deferred revenue.............................................       7,266
Minority interests--limited partnerships.....................       3,923
Stockholders' equity: .......................................
Preferred Stock, $.10 par value--1,500,000 shares
authorized; issued and outstanding--none ....................         --
Common Stock, $.01 par value--150,000,000 shares authorized;
80,128,000 shares issued ....................................         801
Additional paid-in capital ..................................     381,743
Retained earnings ...........................................     151,797
Treasury stock ..............................................        (323)
Receivable from Employee Stock Ownership Plan ...............     (15,886)
                                                               ----------
Total stockholders' equity ..................................     518,132
                                                               ----------
Total liabilities and stockholders' equity ..................  $2,063,049
                                                               ==========


                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                Consolidated Statements of Income (Unaudited)

                                                       Six Months Ended June 30,
                                                          -------------------
                                                             1994       1995
                                                             ----        ----
                                                          (In thousands, except
                                                           for per share data)

Revenues .............................................. $584,183    $716,949
Operating expenses: ...................................
Operating units ....................................... 437,645      513,038
Corporate general and administrative ..................  19,191       19,645
Provision for doubtful accounts .......................  10,287       14,119
Depreciation and amortization .........................  36,962       55,663
Interest expense ......................................  26,980       44,292
Interest income .......................................  (1,598)      (2,770)
Merger expenses........................................   3,397       29,194
Loss on impairment of assets ..........................       0       11,192
                                                        -------      -------
                                                         532,862     684,373

Income before income taxes and minority interests  ....   51,321      32,576
Provision for income taxes ............................   19,104      10,895
                                                         -------     -------
                                                          32,217      21,681
Minority interests ....................................    2,991       3,904
                                                         -------     -------
Net income ............................................ $ 29,226    $ 17,777
                                                         =======     =======
Weighted average common and common equivalent shares
outstanding ...........................................   83,974      87,246
                                                         =======     =======
Net income per common and common equivalent share  .... $    0.35   $   0.20
                                                         =======     =======

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
              Consolidated Statements of Cash Flows (Unaudited)



                                                                                Six Months Ended June 30,
                                                                                -------------------------
                                                                                    1994           1995
                                                                                    ----           ----
                                                                                       (In thousands)
Operating Activities
Net income .....................................................................  $  29,226   $  17,777
Adjustments to reconcile net income to net cash provided by operating activities: ....................................................................
Depreciation and amortization ..................................................     36,962      55,663
Provision for doubtful accounts ................................................     10,287      14,119
Income applicable to minority interests of limited partnerships  ...............      2,991       3,904
Loss on impairment of assets ...................................................        --       11,192
Merger costs ...................................................................      3,397      29,194
Provision for deferred income taxes ............................................     13,588       9,354
Provision for deferred revenue .................................................        --         (260)
Changes in operating assets and liabilities, net of effects of acquisitions:  ..
Accounts receivable ............................................................    (40,149)     (6,935)
Inventories, prepaid expenses and other current assets .........................     (6,393)     (3,316)
Accounts payable and accrued expenses ..........................................     10,652     (42,916)
                                                                                  ---------    --------
Net cash provided by operating activities ......................................     60,561      87,776

Investing Activities
Purchases of property, plant and equipment .....................................    (68,320)    (70,235)
Proceeds from sale of property, plant and equipment ............................     50,867      14,786
Additions to intangible assets, net of effects of acquisitions .................    (19,778)    (26,464)
Assets obtained through acquisitions, net of liabilities assumed  ..............    (34,645)   (284,090)
Changes in other assets ........................................................    (15,561)     (6,895)
Proceeds received on sale of other marketable securities .......................      2,085      11,596
Investments in other marketable securities .....................................     (3,004)    (10,926)
                                                                                  ---------    --------
Net cash used in investing activities...........................................    (88,356)   (372,228)

Financing Activities
Proceeds from borrowings .......................................................    488,536     650,744
Principal payments on long-term debt and leases ................................   (420,206)   (373,351)
Proceeds from exercise of options...............................................      8,797       5,448
Reduction in receivable from Employee Stock Ownership Plan .....................      1,455       1,590
Proceeds from investment by minority interests .................................      1,319         --
Purchase of limited partnership interests ......................................       (266)        --
Payment of cash distributions to limited partners ..............................     (4,676)    (10,873)
                                                                                  ---------    --------
Net cash provided from financing activities ....................................     74,959     273,558
                                                                                  ---------    --------
(Decrease) increase in cash and cash equivalents ...............................     47,164     (10,894)
Cash and cash equivalents at beginning of period ...............................     81,031      73,230
                                                                                  ---------    --------
Cash and cash equivalents at end of period .....................................  $ 128,195   $  62,336
                                                                                  =========    ========
Supplemental Disclosures of Cash Flow Information ..............................
Cash paid during the year for: .................................................
Interest .......................................................................  $  19,165   $  42,298
Income taxes ...................................................................     13,127      32,176


Non-cash financing activities:

   During 1995, the Company declared a two-for-one stock split on its Common Stock, which was effected in the form of a 100% stock dividend.

                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                  Notes to Consolidated Financial Statements
                   Six Months Ended June 30, 1995 and 1994

                                 (Unaudited)

NOTE 1 -- The accompanying consolidated financial statements include the accounts of HEALTHSOUTH Corporation (the "Company") and its subsidiaries. This information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended. It is management's opinion that the accompanying consolidated financial statements reflect all adjustments (which are normal recurring adjustments, except as otherwise indicated) necessary for a fair presentation of the results for the interim period and the comparable period presented.

NOTE 2 -- During 1994, the Company entered into a $550,000,000 revolving line of credit with NationsBank of North Carolina, N.A. ("NationsBank") and other participating banks (the "1994 Credit Agreement"). On April 11, 1995, the Company amended and restated the 1994 Credit Agreement with NationsBank to increase the size of the credit facility to $1,000,000,000. At June 30, 1995, the Company had drawn $895,000,000 under the restated 1994 Credit Agreement.

          On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the "Notes"). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and, as such, are subordinated to all existing and future senior indebtedness of the Company. Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures"). An additional $15,000,000 principal amount of Convertible Debentures was issued in April 1994 to cover underwriters' overallotments. Interest is payable on April 1 and October 1. The Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $18.81 per share, subject to adjustment in certain events. The net proceeds from the issuance of the Notes and Convertible Debentures were used by the Company to pay down indebtedness outstanding under its other existing credit facilities.

          At June 30, 1995, long-term debt consisted of the following:


                                                                             June 30, 1995
                                                                           ---------------
                                                                            (In thousands)
                       Advances under the $1,000,000,000 1994 Credit
                       Agreement..........................................  $  895,000
                       9.5% Senior Subordinated Notes due 2001............     250,000
                       5% Convertible Subordinated Debentures due 2001 ...     115,000
                       Other long-term debt...............................      97,299
                                                                           -----------
                                                                             1,357,299

                       Less amounts due within one year...................      16,750
                                                                           -----------
                                                                            $1,340,549
                                                                           ===========


NOTE 3 -- Effective December 29, 1994, the Company merged with ReLife, Inc. ("ReLife") in a transaction that was accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of ReLife. Prior to the merger, ReLife reported on a fiscal year ending on September 30. The restated financial statements for all periods prior to and including December 31, 1994 are based on a combination of the Company's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year. Beginning

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
              Six Months Ended June 30, 1995 and 1994--(Continued)
                                   (Unaudited)

          January 1, 1995, all facilities acquired in the ReLife merger adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after Decem ber 31, 1994 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. ReLife's historical results of operations for the three months ended December 31, 1994 are not included in the Company's consolidated statements of income or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1995 to adjust for the effect of excluding ReLife's results of operations for the three months ended December 31, 1994. The following is a summary of ReLife's results of operations and cash flows for the three months ended December 31, 1994 (in thousands):


                          Statement of Income Data:
                          Revenues.........................................  $ 38,174
                          Operating expense: ..............................
                          Operating Units..................................    31,797
                          Corporate general and administrative.............     2,395
                          Provision for doubtful accounts..................       541
                          Depreciation and amortization....................     1,385
                          Interest expense.................................       858
                          Interest income..................................       (91)
                          HEALTHSOUTH merger expense.......................     3,050
                          Loss on disposal of fixed assets.................     1,000
                          Loss on abandonment of computer project .........       973
                                                                             --------
                                                                               41,908
                                                                             --------
                          Income before income taxes and minority
                          interests........................................    (3,734)
                          Provision for income taxes.......................       --
                                                                             --------
                          Net income.......................................  $ (3,734)
                                                                             ========
                          Statement of Cash Flow Data:
                          Net cash provided by operating activities .......  $ 38,077
                          Net cash used by investing activities............    (9,632)
                          Net cash used in financing activities............   (23,950)
                                                                             --------
                          Net increase in cash ............................  $  4,495
                                                                             ========

NOTE 4 -- Effective June 13, 1995, the Company merged with Surgical Health Corporation ("SHC") and in connection therewith issued 8,531,480 shares of its Common Stock for all of SHC's outstanding common and preferred stock. SHC operates a network of 41 freestanding surgery centers (including four mobile lithotripters) in eleven states, with an aggregate of 156 operating and procedure rooms.

          The merger was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been restated to include the results of SHC for all periods presented. Costs and expenses of $29,194,000 incurred by the Company in connection with the merger have been recorded in operations during the quarter ending June 30, 1995 and reported as Merger Costs in the accompanying consolidated statements of income (see Note 8).

          There were no material transactions between the Company and SHC prior to the merger. The effects of conforming the accounting policies of the two companies are not material.

                   HEALTHSOUTH Corporation and Subsidiaries -
                   Notes to Consolidated Financial Statements
              Six Months Ended June 30, 1995 and 1994--(Continued)
                                   (Unaudited)

NOTE 5 -- Effective April 1, 1995, the Company completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two other facilities. The total purchase price for the NovaCare facilities was approximately $235,000,000. The cost in excess of net asset value was approximately $173,000,000. Of this excess, approximately $129,000,000 has been allocated to leasehold value and the remaining $44,000,000 to goodwill.

          During the first six months of 1995, the Company acquired or opened 28 outpatient rehabilitation facilities and one outpatient surgery center. The total purchase price of the acquired facilities was approximately $54,385,000. The Company also entered into non-compete agreements totaling approximately $5,020,000 in connection with these transactions. The cost in excess of the acquired facilities' net asset value was approximately $39,463,000. The results of operations (not material individually or in the aggregate) of these acquisitions are included in the consolidated financial statements from their respective acquisition dates.

NOTE 6 - During the first six months of 1995, the Company granted incentive and nonqualified stock options to certain Directors, employees and others for 2,947,500 shares of Common Stock at an exercise price of $16.75 per share.

NOTE 7 -- Effective April 17, 1995, the Company declared a two-for-one stock split paid in the form of a 100% stock dividend. Accordingly, all share and per share information have been restated to give effect to this transaction for all periods presented.

NOTE 8 -- As a result of the NovaCare acquisition and SHC merger, the Company recognized $29,194,000 in merger costs during 1995. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs and expenses related to the SHC Bond Tender Offer (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources") totaled $14,606,000. Accruals for employee separations were approximately $1,188,000. In addition, the Company has provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation. The consolidation is applicable in a market where the Company's existing services overlap with those of an acquired facility. Also during the quarter ended June 30, 1995, the Company recognized an $11,192,000 loss on impairment of assets. The impaired assets relate to six SHC facilities in which the projected undiscounted cash flows did not support the book value of the long-lived assets of such facilities.

                  Pro Forma Condensed Financial Information

   The following pro forma condensed financial information reflects the impact of the NovaCare Rehabilitation Hospitals Acquisition on HEALTHSOUTH'S results of operations for the six-month period ended June 30, 1995. The HEALTHSOUTH historical amounts reflect the ReLife Acquisition and the SHC Acquisition as HEALTHSOUTH acquired ReLife and SHC in December 1994 and June 1995, respectively, in transactions which were each accounted for as a pooling of interests. The HEALTHSOUTH historical amounts also reflect the results of operations of the NovaCare Rehabilitation Hospitals from April 1, 1995 through the end of the period. Prior to the NovaCare Rehabilitation Hospitals Acquisition, which was effective as of April 1, 1995, these facilities were operated by Rehab Systems Company ("RSC") a wholly-owned subsidiary of NovaCare, Inc. The NovaCare historical amounts reflect its financial results from January 1, 1995 through March 31, 1995.

   The pro forma information should be read in conjunction with the historical financial statements of HEALTHSOUTH and RSC and the related notes thereto. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have resulted had the acquisition described above been consummated at the date indicated, nor is it necessarily indicative of the results of operations of future periods.

                     HEALTHSOUTH Corporation and Subsidiaries
          Pro Forma Condensed Combined Income Statement (Unaudited)
                        Six Months Ended June 30, 1995



                                                                                     Pro Forma      Pro Forma
                                                       HEALTHSOUTH      NovaCare    Adjustments     Combined
                                                      ------------  ------------  --------------   ---------
                                                              (In thousands, except per share amounts)
Revenues............................................  $    716,949  $     37,942  $    1,860 (5)   $ 756,751
Operating expenses: ................................
Operating units.....................................       513,038        33,065        (910)(2)     545,193
Corporate general and administrative................        19,645             -           -          19,645
Provision for doubtful accounts.....................        14,119           322           -          14,441
Depreciation and amortization.......................        55,663         1,996        (999)(1)      58,542
                                                                                       1,882 (3)

Interest expense....................................        44,292         2,595       2,684 (4)      49,571
Interest income.....................................        (2,770)           -            -          (2,770)
Merger costs........................................        29,194                                    29,194
Loss on impairment of assets........................        11,192                                    11,192
                                                       -----------   -----------   ----------      ---------
                                                           684,373        37,978       2,657         725,008
Income before income taxes and minority interests ..        32,576           (36)       (797)         31,743
Provision for income taxes..........................        10,895          (101)       (259)         10,535
                                                       -----------   -----------   ----------      ---------
                                                            21,681            65        (538)         21,208
Minority interests..................................         3,904            89           -           3,993
                                                       -----------   -----------   ----------      ---------
Net income..........................................  $     17,777  $        (24)  $    (538)       $ 17,215
                                                       ===========   ===========   ==========      =========
Weighted average common and common equivalent
shares outstanding..................................        87,246           N/A         N/A          87,246
                                                       ===========   ===========   ==========      =========
Net income per common and common equivalent share ..  $       0.20  $        N/A   $     N/A        $   0.20
                                                       ===========   ===========   ==========      =========

                           See accompanying notes.

                    HEALTHSOUTH Corporation and Subsidiaries
               Notes to Pro Forma Condensed Financial Information

A. The NovaCare Rehabilitation Hospitals Acquisition

   Effective April 1, 1995 HEALTHSOUTH completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two additional facilities (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $234,807,000. The transaction was accounted for as a purchase. HEALTHSOUTH financed the cost of the NovaCare Rehabilitation Hospitals Acquisition through additional borrowings under its existing credit facilities, as amended.

   The accompanying pro forma income statement for the six months ended June 30, 1995 assume that the transaction was consummated at the beginning of the period presented.

   Certain assets and liabilities of Rehab Systems Company (a wholly owned subsidiary of NovaCare, Inc.) were excluded from the NovaCare Rehabilitation Hospitals Acquisition and are not included in the accompanying March 31, 1995 NovaCare balance sheet. The excluded assets and liabilities are as follows (in thousands):


Cash and cash equivalents...........................  $  4,973
Accounts receivable.................................       259
Other current assets................................        42
Equipment, net......................................     4,719
Intangible assets, net..............................    56,321
Other assets (primarily investments in
subsidiaries).......................................    40,637
Accounts payable....................................      (454)
Other current liabilities...........................      (275)
Current portion of long term debt...................      (146)
Long term debt......................................   (38,620)
Payable to affiliates...............................   (92,377)
                                                      --------
Net excluded (liability)............................   (24,921)
                                                      ========

   The  following  pro  forma   adjustments   are  necessary  for  the  NovaCare
Rehabilitation Hospitals Acquisition:

   1. To exclude historical depreciation and amortization expense related to the excluded assets described above. The total expense excluded amounts to $999,000 for the three months ended March 31, 1995.

   2. To eliminate intercompany management fees and royalty fees of $910,000 of the acquired NovaCare facilities.

   3. To adjust depreciation and amortization expense to reflect the allocation of the excess purchase price over the net tangible asset value as follows (in thousands):


                          Purchase Price
                            Allocation      Useful        Amount of
                            Adjustment      Life        Amortization
                         ----------------  ----------  ---------------
Leasehold value..........  $   128,333      20 years   $       1,605
Goodwill.................       44,365      40 years             277
                                                               -----
                                                       $       1,882
                                                               =====

   No  additional   adjustments  to  NovaCare's   historical   depreciation  and
amortization are necessary. The remaining net assets acquired approximate their fair value.

                    HEALTHSOUTH Corporation and Subsidiaries
         Notes to Pro Forma Condensed Financial Information (Continued)

   Because NovaCare's results of operations before intercompany items (described in Note 2 above) are profitable, both on a historical and pro forma basis, the 40-year amortization period for goodwill is appropriate and consistent with HEALTHSOUTH policy. Leasehold value is being amortized over the weighted average remaining terms of the leases, which is 20 years.

   4. To increase interest expense by $4,889,000 to reflect pro forma borrowings of $234,807,000, described above, at a 8.33% variable interest rate, which represents HEALTHSOUTH's weighted average cost of debt, as if they were outstanding for the entire year, and to decrease interest expense by $2,205,000, which represents interest on NovaCare debt not assumed by HEALTHSOUTH. A .125% variance in the assumed interest rate would change annual pro forma interest expense by approximately $73,000. The net increase to pro forma interest expense for the six-month period ended June 30, 1995 is $2,684,000.

   5. To adjust estimated Medicare reimbursement for the changes in reimbursable expenses described in items 1, 2, 3 and 4 above. These changes are as follows (in thousands);



                                                              Six months ended
                                                               June 30,  1995
                                                             ------------------
Depreciation and amortization (Note 1)............................  $ (999)
Intercompany management fees (Note 2).............................    (910)
Depreciation and amortization (Note 3)............................   1,882
Interest expense (Note 4).........................................   2,684
                                                                    ------
                                                                     2,657

Assumed Medicare utilization......................................      70%
                                                                    ------
Increased reimbursement...........................................  $1,860
                                                                    ======

   The Medicare utilization rate of 70% assumes a change from NovaCare's historical Medicare percentage of 78% as a result of bringing these facilities into the HEALTHSOUTH network.

=============================================================================
   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any securities other than those to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or that information provided herein is correct at any time subsequent to its date.

                              TABLE OF CONTENTS


                                         Page
                                         -----
Available Information .................     2
Prospectus Summary ....................     3
The Company ...........................     5
Recent Developments ...................     5
Risk Factors...........................
Use of Proceeds .......................     5
Capitalization ........................     6
Selected Consolidated Financial Data  .     7
Management's Discussion and Analysis
of Financial Condition and Results of
Operations ............................     8
Business ..............................    15
Management ............................    30
Description of Capital Stock ..........    33
Underwriting ..........................    35
Legal Matters .........................    36
Experts ...............................    36
Incorporation of Certain Documents by
Reference .............................    36
Index to Financial Statements .........   F-1

                              11,000,000 Shares

                             HEALTHSOUTH Corporation

                                 Common Stock

                             P R O S P E C T U S
                                    , 1995

                                Smith Barney Inc.
                               Merrill Lynch & Co.
                              Morgan Stanley & Co.
                                  Incorporated

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the New York Stock Exchange additional listing fee.



                                       Amount
                                      -------
SEC registration fee................  $ 99,783
NASD filing fee ....................    29,437
NYSE additional listing fee.........    44,725
Blue Sky fees and expenses .........     7,500
Accounting fees and expenses  ......    50,000
Legal fees and expenses ............    75,000
Printing and engraving .............   150,000
Registrar and transfer agent's fees      5,000
Miscellaneous fees and expenses ....    39,005
                                      ---------
 Total..............................  $500,000


Item 15. Indemnification of Directors and Officers

   Section 102(b)(7) of the General Corporation Law of the State of Delaware grants corporations the right to limit or eliminate the personal liability of their Directors in certain circumstances in accordance with provisions therein set forth. Article NINTH of HEALTHSOUTH's Restated Certificate of Incorporation provides for the elimination of personal liability of a Director to the corporation or its stockholders for monetary damage for the breach of the Director's fiduciary duty to the full extent allowable under such Section 102(b)(7).

   Section 145 of the General Corporation Law of the State of Delaware grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article VI of HEALTHSOUTH's Bylaws provides for the indemnification of such persons to the full extent allowable under applicable law.

   HEALTHSOUTH has entered into agreements with all of its Directors and its executive officers pursuant to which the company has agreed to indemnify such Directors and executive officers against liability incurred by them by reason of their services as a Director to the fullest extent allowable under applicable law.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the registrant, its directors and officers, and by the Registrant of the Underwriters and certain related persons, for certain liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 16. Exhibits.


Exhibit
Number        Description of Document
------------  -----------------------
(1)           Form of Underwriting Agreement.
(5)           Opinion of Haskell Slaughter Young & Johnston, Professional
              Association (to be filed by amendment).
(11)          Statement re Computation of Per Share Earnings.
(23)-1        Consent of Ernst & Young LLP.
(23)-2        Consent of Haskell Slaughter Young & Johnston, Professional
              Association (included in opinion filed as Exhibit (5)).
(24)          Powers of Attorney. See Signature Pages.
(27)-1        Financial Data Schedule, year-end.
(27)-2        Financial Data Schedule, six-months


Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Company hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on September 8 , 1995.

                                 HEALTHSOUTH Corporation

                                 By: /s/ Richard M. Scrushy
                                    ------------------------
                                      Richard M. Scrushy,

                                    Chairman of the Board
                                 and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Scrushy and Aaron Beam, Jr., and each of them, his attorney-in-fact with powers of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                   Title                       Date
-----------                       ---------------------------          -------
/s/ Richard M. Scrushy
------------------------
Richard M. Scrushy                   Chairman of the Board         September 8, 1995
                                  and Chief Executive Officer
                                          and Director

/s/ Aaron Beam, Jr.
------------------------
Aaron Beam, Jr.                   Executive Vice President and     September 8, 1995
                                    Chief Financial Officer

/s/ William T. Owens
------------------------
William T. Owens                   Senior Vice President           September 8, 1995
                                   and Controller (Principal
                                       Accounting Officer)
/s/ James P. Bennett
------------------------
James P. Bennett                            Director               September 8, 1995

/s/ Anthony J. Tanner
------------------------
Anthony J. Tanner                           Director               September 8, 1995

/s/ P. Daryl Brown
------------------------
P. Daryl Brown                              Director              September 8, 1995

/s/ Phillip C. Watkins, M.D.
------------------------
Phillip C. Watkins, M.D.                    Director              September 8, 1995

                              II-3


/s/ George H. Strong
-------------------------
George H. Strong                            Director              September 8, 1995

/s/ C. Sage Givens
-------------------------
C. Sage Givens                              Director              September 8, 1995

/s/ Charles W. Newhall III
-------------------------
Charles W. Newhall III                      Director              September 8, 1995

/s/ Larry R. House
-------------------------
Larry R. House                              Director              September 8, 1995

/s/ John S. Chamberlin
-------------------------
John S. Chamberlin                          Director              September 8, 1995

/s/ Richard F. Celeste
-------------------------
Richard F. Celeste                          Director              September 8, 1995

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


        Column A                          Column  B                  Column C                   Column D        Column E
------------------------------------    -----------   ------------------------------------    -----------   ---------------
                                         Balance at   Additions Charged   Additions Charged
                                       Beginning of     to Costs and       to Other Accounts   Deductions     Balance at End
      Description                          Period          Expenses            Describe         Describe         of Period
      -----------                     -------------   -----------------  ------------------   -----------   ----------------
                                                                   (In thousands)
Year ended December 31, 1992:

Allowance for doubtful accounts and                                       $  218,964(1)
contractual adjustments ............  $   27,037       $   13,254             14,822(2)     $   224,216(3)         $ 49,861
                                      ----------       ----------         ----------        ------------           --------
Year ended December 31, 1993:
Allowance for doubtful accounts and                                          289,077(1)
contractual adjustments ............      49,861           16,181             50,420(2)         284,729             120,810
                                      ----------       ----------         ----------        ------------           --------
Year ended December 31, 1994:
Allowance for doubtful accounts and                                       $  644,658(1)
contractual adjustments.............  $  120,810       $   23,739              6,547(2)     $   651,327(3)         $144,427
                                      ----------       ----------         ----------        ------------           --------


   (1) Provisions for contractual adjustments which are netted against gross revenues.

   (2) Allowances of acquisitions in years 1992, 1993 and 1994, respectively.

   (3) Write-offs of uncollectible patient accounts receivable and third party contractual adjustments, net of third party retroactive settlements.